EXHIBIT 10.1

Share Purchase Agreement

HYPULSION

Dated 24th July 2015

(1)                                          AXANE as Seller

(2)                                          PLUG POWER, INC. as Parent

(3)                                          HYPULSION U.S. HOLDING, INC. as Purchaser

In the presence of:

(4)                                          HYPULSION (the Company)

TABLE OF CONTENTS

1	DEFINITIONS	6
2	TRANSFER AND PURCHASE	6
3	CONDITIONS PRECEDENT	12
4	COMPLETION	13
5	MANAGEMENT OF THE COMPANY BETWEEN THE DATE HEREOF AND THE COMPLETION DATE	16
6	CARVE OUT ISSUES AND FURTHER UNDERTAKINGS	17
7	REPRESENTATION AND WARRANTIES OF THE SELLER	23
8	INDEMNIFICATION IN CASE OF BREACH OF THE WARRANTIES	24
9	GUARANTEE	29
10	NON-COMPETE	29
11	REPRESENTATIONS OF THE SELLER	30
12	REPRESENTATIONS OF THE PURCHASER AND THE PARENT	32
13	TRANSFERS — MERGERS - SUBSTITUTION	36
14	COOPERATION - EXCLUSIVITY	36
15	CONFIDENTIALITY	37
16	MISCELLANEOUS	37

BETWEEN THE UNDERSIGNED:

1.                                               AXANE, a French société anonyme having its registered office located at 2, rue de Clémencière — 38360 Sassenage (France), registered under number 429 770 134 RCS Grenoble, duly represented for the purposes hereof

(hereafter referred to as the “Seller”),

AND:

2.                                               HYPULSION U.S. HOLDING, INC., a Delaware corporation having its registered office located at 968 Albany Shaker Road, Latham, New York 12110 (United States of America), duly represented for the purposes hereof

(hereafter referred to as the “Purchaser”),

AND:

3.                                               PLUG POWER, Inc., a Delaware corporation having its registered office located at 968 Albany Shaker Road, Latham, New York 12110 (United States of America), duly represented for the purposes hereof

(hereafter referred to as the “Parent”),

The Seller, the Purchaser and the Parent are hereinafter collectively referred to as the “Parties” and individually as a “Party”,

IN THE PRESENCE OF:

4.                                               HYPULSION, a French société par actions simplifiée, having its registered office located at 2, rue de Clémencière — 38360 Sassenage (France) registered under number 444 676 944 RCS Grenoble, duly represented for the purposes hereof

(hereafter referred to as the “Company”).

RECITALS:

(A)                                        The Company carries on, since 2012 and in several European jurisdictions, the business of development and marketing of hydrogen fuel cells for the material handling industry.

(B)                                        For the purposes of developing the above activity, the Parent and the Seller entered into a master and shareholders’ agreement on January 24, 2012 (the “Master and Shareholders’ Agreement”). Pursuant thereto, the Seller contributed cash to the share capital of the Company and the Parent contributed a License Agreement dated February 29, 2012. Upon finalization of the above contributions, the Seller owned 55% and the Parent owned 45% of the share capital of and voting rights in the Company. Pursuant to the Master and Shareholders’ Agreement, the Parent was inter alia granted the right to appoint two directors sitting at the Board of Directors of the Company (reduced at one director after the sale by the Parent of some of its shares as provided in paragraph (D) below) (the “Purchaser’s Director”) and as a shareholder and Board member, was granted a veto right on certain reserved matters (as such term is defined in the Master and Shareholders’ Agreement and for the purposes herein, the “Reserved Matters”). The Seller was inter alia granted the right to appoint the majority of the members of the Board of Directors and the President of the Company responsible for the daily operations of the Company, and more generally had control over the business of the Company as conducted up until now.

(C)                                        The Parties further entered into various commercial contracts with the Company, being, with respect to the Parent, and in addition to the above License Agreement, a Supply & Engineered Services Agreement dated 29 February 2012 and a Manufacturing Unit Construction and Services Agreement dated 19 April 2013 (the three agreements being referred to as the “Commercial Agreements”).

(D)                                        At the request of the Parent, and for various financial and operational reasons, the Seller acquired from the Parent 250,000 shares in the Company on 19 April 2013. Following such acquisition, the right of the Parent to appoint one director and the above veto right on the Reserved Matters were maintained.

(E)                                         At the date hereof, the Company has a share capital of 10,000,000 euros divided into 1,000,000 shares with a par value of EUR 10 each. Those securities represent at the date hereof 100% of the securities issued by the Company and are allocated as follows:

• the Parent owns 200,000 shares of the Company (i.e. 20% of the Company’s share capital and voting rights); and

• the Seller owns the 800,000 remaining shares (i.e. 80% of the Company’s share capital and voting rights).

(F)                                          At the date hereof, the Parent wishes, through the Purchaser, to purchase from the Seller the 800,000 remaining shares held by the Seller, as well as all shares to be potentially issued by the Company prior to the Completion Date pursuant to Articles 6.1, 6.2 and 6.5 (the “Transferred Shares”), in order to own 100% of the share capital of the Company.

(G)                                        Considering the above, the Parties have agreed to enter into this share purchase agreement (the “Agreement”) in order to define the terms and conditions of the sale by the Seller to the Purchaser of the Transferred Shares (the “Transaction”) including the terms of the representations and warranties given by the Seller and relating to the Company.

(H)                                       Meetings of the appropriate employees’ representatives organizations of the Seller were duly held, during which the said organizations gave an opinion on the Transaction.

(I)                                            The French Ministère de l’Economie et des Finances ruled on 9 July 2015 that the transactions contemplated herein do not fall within its approval requirement pursuant to articles L.151-3 and R.153-1 and seq. of the French Code Monétaire et Financier.

IT IS HEREBY AGREED AS FOLLOWS:

1.                DEFINITIONS

Unless stipulated otherwise in the Agreement, the terms and expressions used in the Agreement and beginning with a capital letter shall have the meaning ascribed to them in Schedule 1, it being specified that, unless otherwise stated, such definitions shall apply equally to both the singular and plural forms of the terms defined.

Except as specified otherwise or if the context otherwise requires, references to Articles and Schedules are made to the articles and schedules of this Agreement.

Terms expressed in the French language or to which a French translation has been added shall be interpreted for the purposes of this Agreement under the meaning assigned to them by the French term and/or translation under French law.

2.                TRANSFER AND PURCHASE

2.1             Transaction

Under the terms and conditions provided below (and subject to the satisfaction of the Conditions Precedent), the Seller shall sell to the Purchaser on the Completion Date all the Transferred Shares, and the Purchaser shall acquire them under the terms and conditions provided below.

The Transferred Shares shall be transferred with all rights attached thereto, free from any Encumbrance, so that the Purchaser will be entitled to all the rights attached to the Transferred Shares as from the Completion Date (including any rights to all dividends with respect to the financial year ending on 31 December 2014).

2.2             Purchase Price

Without prejudice to a price adjustment or reduction pursuant to Article 2.2, the purchase price for the Transferred Shares (the “Purchase Price”) shall be determined in accordance with the provisions of Article 2.2.1 and paid to the Seller in accordance with Article 2.2.2.

2.2.1          Determination of the Purchase Price

The Purchase Price shall be equal to the result of the below-stated formula:

USD $11,475,000, plus or minus the Price Adjustment, plus or minus the True-Up Amount

In that respect, the Purchase Price shall be paid in three instalments:

•                    the base price, corresponding to the amount mentioned in Article 2.2.1(i) (the “Base Price”) shall be paid by the Purchaser on the Completion Date as provided in Article 2.2.2(i)(a) ;

•                    the price adjustment, if any, determined in accordance with Article 2.2.1(ii) (the “Price Adjustment”) shall be paid by the Purchaser or the Seller, as applicable, after the Completion Date; and

•                    the true-up amount, if any, determined in accordance with Article 2.2.1(iii) (the “True-Up Amount”) shall be paid by the Purchaser or the Seller, as applicable, after the

Notification Date.

(i)               Base Price

The Base Price shall be equal to eleven million four hundred and seventy-five thousand US dollars (USD $11,475,000).

(ii)              Price Adjustment

(a)              Formula for the determination of the Price Adjustment

The Price Adjustment shall be equal to the result of the below-stated formula:

Final Net Working Capital minus Target Net Working Capital

Where:

•      the “Target Net Working Capital” shall be equal to one hundred thirty-seven thousand and eight hundred thirty-three Euros
 (EUR 137,833) calculated in accordance with Schedule 2.2.1(ii)(a) and as mutually agreed between the Parties;

•      the “Final Net Working Capital” shall be equal to the Net Working Capital on the Completion Date calculated in accordance with Schedule 2.2.1(ii)(a) and shall be finally determined in accordance with Article 2.2.1(ii)(b).

(b)              Determination of the Price Adjustment

The Price Adjustment (including the Final Net Working Capital) shall be calculated by mutual agreement of the Parties after the Completion Date or, failing such agreement, by an expert:

(I)               For the purpose of determining the Price Adjustment (including the Final Net Working Capital), the Purchaser shall deliver a notice to the Seller providing the amount of the Final Net Working Capital and its resulting calculation of the Price Adjustment, together with any additional accounting or financial elements or information reasonably necessary for the Seller to verify such amounts, no later than 30 Business Days following the Completion Date (the “Purchaser’s Notice”).

(II)             Within fifteen (15) Business Days from the receipt of the Purchaser’s Notice, the Seller shall notify the Purchaser of its disagreement (if any) with the calculation of the Final Net Working Capital and the resulting calculation of the Price Adjustment (the “Objection Notice”), said Objection Notice to set forth the grounds of the disagreement (the “Points of Disagreement”). Failure by the Seller to send any such Objection Notice to the Purchaser within the above 15-Business Day period shall be deemed an acceptance by the Seller of the Final Net Working Capital and the Price Adjustment as set forth in the Purchaser’s Notice.

(III)           The Purchaser and the Seller shall use their commercially reasonable efforts, with the assistance of their respective advisors, to discuss in good faith the Points of Disagreement as set forth in the Objection Notice and to mutually agree on the solution to the said Points of Disagreement.

(IV)            In the event that, at the end of a 30-day period following the receipt by the Purchaser of the Objection Notice, the Seller and the Purchaser have not agreed on all or part of the Points of Disagreement, the unresolved Points of Disagreement shall be settled, and as a result the Final Net Working Capital and therefore the Price Adjustment shall be determined, by Deloitte Touche Tohmatsu (Paris office), or if Deloitte Touche Tohmatsu (Paris office) may not fulfil this mission for any reasons, by an expert chosen by the Parties among the major international audit firms, such expert being independent from the Parties (Deloitte Touche Tohmatsu or such audit firm to be referred to as the “Expert”) or, failing such agreement on the appointment of the Expert within 10 days, the most diligent of either of the Seller or the Purchaser shall petition for a fast track procedure without appeal (procédure de référé) to the President of the Commercial Court of Paris to designate such independent Expert.

The Expert shall only settle the unresolved Points of Disagreement and, as a result, determine the final amount of the Final Net Working Capital and of the Price Adjustment in accordance with this Agreement, the Accounting Principles and by applying the methods for the determination of the Final Net Working Capital provided for in Schedule 2.2.1(ii)(a).

The Expert shall act as a “mandataire commun des Parties” in accordance with article 1592 of the French Civil Code, and shall use its best efforts to deliver to the Seller and the Purchaser a written opinion setting forth its determination of the Final Net Financial Debt and therefore the Price Adjustment (the “Expert Price”) within 15 days following his appointment.

In order to properly fulfil his duties, the Expert will proceed on the basis of the documents communicated to him by the Seller and the Purchaser.

Any communication made between the Expert and the Parties during his mission shall be made in compliance with the adversarial principle (principe du contradictoire). Each Party shall have the right to be heard.

The determination by the Expert of the Final Net Working Capital and therefore the Price Adjustment shall be final and binding on the Parties, for all purposes, except in case of gross mistake (erreur grossière) or wilful misconduct of the Expert. However, and without prejudice to the terms of Article 2.2.2, the Parties will still be able to agree, in writing and prior to the payment of the Price Adjustment, to substitute the Price Adjustment determined by the Expert with the Price Adjustment agreed upon between them. Likewise, the Purchaser or the Seller will be able, at any time, to put an end to the Points of Disagreement and to the Expert procedure by waiving their position and by adopting the other Party’s position.

The Price Adjustment (including the Final Net Working Capital) shall be calculated in Euros and then be converted to US dollars based on the USD/Euro conversion rate as quoted on Bloomberg as at or about 4pm (Paris time) at the Completion Date.

The Seller and the Purchaser will share the Expert’s fees and expenses in two equal parts.

(iii)             True-Up Amount

(a)              In the event that (i) the closing sale price per share of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the Completion Date (the “Closing Share Price”) exceeds (ii) the product of (A) the closing sale price per share of the Common Stock on the Nasdaq Capital Market on the Notification Date (the “Notification Share Price”) multiplied by (B) 0.97 (such excess, the “Share Price Deficiency”), the Purchaser will pay to the Seller, as additional Purchase Price, an amount equal to the quotient of (i) the product of (X) the number of Closing Plug Power Shares multiplied by (Y) the Share Price Deficiency, divided by (ii) 0.97 (the “Seller True-Up Amount”).

(b)              In the event that (i) the Discounted Notification Share Price exceeds (ii) the Discounted Closing Share Price (such excess, the “Share Price Excess”), then the Seller will pay to the Purchaser an amount equal to product of the number of Closing Plug Power Shares multiplied by the Share Price Excess (the “Purchaser True-Up Amount”).

(c)              For purposes hereof,

(I)               “Registration Date” means the date on which the Registration Statement (as defined in the Registration Rights Agreement) covering either (A) the resale of the Plug Power Closing Shares and the True-Up Shares or (B) the resale solely of the Plug Power Closing Shares, as the case may be, is declared effective by the United States Securities and Exchange Commission,

(II)             “Notification Date” means any Business Day (including the Registration Date) within the ten-Business Day period commencing with the Registration Date, selected by the Seller by notice given to the Purchaser prior to 4:30pm, New York time, on the selected Notification Date, provided that if (a) the Notification Share Price for any Notification Date selected by the Seller is less than the Closing Share Price on the Registration Date (b) the Purchaser has

reasonable grounds to consider that this choice of the Notification Date by the Seller is not optimal market-wise and (c) the Notification Date selected by the Seller is not the last Business Day of Parent’s then-current “trading window” (as defined in Parent’s Insider Trading Procedures), then the Purchaser shall have the right to request the Seller to elect another Notification Date. This right shall be exercisable only once by the Purchaser and, in case exercised on the last day of the above-mentioned ten Business Day period, said period shall be extended by one additional Business Day. In the event the Registration Date would be a day that is outside of a Parent’s “trading window” (as defined in Parent’s Insider Trading Procedures) or the Seller would not, on the Registration Date, have obtained pre-clearance from the Parent’s Compliance Officer, then the above-mentioned ten-Business Day period shall begin as from the first day of the next-opening trading window on which Seller has obtained pre-clearance from Parent’s Compliance Officer.

(III)           “Discounted Notification Share Price” means (A) the Notification Share Price multiplied by (B) 1.0 minus the Commission Rate.

(IV)            “Discounted Closing Share Price” means (A) the Closing Share Price multiplied by (B) 1.0 minus the Commission Difference.

(V)             “Commission Rate” means the selling commission percentage rate of Seller’s broker (expressed as a decimal) actually paid or borne by Seller with respect to the sale of the Closing Plug Power Shares

(VI)            “Commission Difference” means the excess, if any, of the Commission Rate over 0.03.

(d)              An example of calculation of the Purchaser True-Up Amount and of the Seller True-Up Amount is set out in Schedule 2.2.1(iii)(d).

2.2.2          Payment of the Purchase Price

(i)               Allocation of the Purchase Price

Without prejudice to the completion of the Transaction at the Completion Date, the Purchase Price shall be paid according to the following principle:

(a)        on the Completion Date, the Purchaser shall pay the Base Price to the Seller in compliance with Article 2.2.2(ii) below.

(b)        upon determination of the Price Adjustment in accordance with Article 2.2.1(ii), either (i) the Seller shall pay the Price Adjustment to the Purchaser if the amount of the Price Adjustment is a negative amount (i.e., the Target Net Working Capital exceeds the Final Net Working Capital), or (ii) the Purchaser shall pay the amount of the Price Adjustment to the Seller if the Price Adjustment is a positive amount (i.e., the Final Net Working Capital exceeds the Target Net Working Capital).

(c)        Following the Notification Date, either (i) the Seller shall pay the Purchaser True-Up Amount to the Purchaser if the Purchaser True-Up Amount is payable under Article 2.2.1(iii)(b), or (ii) the Purchaser shall pay the Seller True-Up Amount to the Seller if the Seller True-Up Amount is payable under Article 2.2.1(iii)(a).

(ii)              Terms of payment of the Purchase Price

(a)              The Base Price shall be paid in shares of Common Stock issued by the Parent, the number (rounded to the nearest whole share) of such securities being obtained by dividing (i) the Base Price by (ii) the closing sale price per share of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding the Completion Date (the “Closing Plug Power Shares”);

(b)              The Price Adjustment, whether positive or negative, shall be paid, within 5 days of its final determination, by the Seller or the Purchaser, as the case may be, by wire transfer of immediately available funds in US Dollars to the bank account of the Seller or the Purchaser.

For the purposes above, the Price Adjustment shall be considered as finally determined upon, as the case may be:

•       the expiration of the 15-Business Day period after receipt by the Seller of the Purchaser’s Notice if the Seller fails to send an Objection Notice;

•       an agreement being reached in writing between the Parties; or

•       a decision being rendered by the Expert in compliance with
Article 2.2.1(ii)(b).

(c)              The Purchaser True-Up Amount shall be paid by the Seller to the Purchaser within 5 Business Days following the Notification Date by wire transfer of immediately available funds to the bank account of the Purchaser.

(d)              In the event that the True-Up Shares have been duly registered in the same Registration Statement as the Closing Plug Power Shares, the Seller True-Up Amount shall be paid by the Purchaser to the Seller on the Business Day immediately following the Notification Date through the issuance by Parent to the Seller of a number of shares of Common Stock (rounded to the nearest whole share) equal to the quotient obtained by dividing (A) the Seller True-Up Amount by (B) the Notification Share Price (the “True-Up Shares”), provided, however, that if the Notification Share Price is lower than $ USD 1.50, then (a) the number of True-Up Shares shall be that which would result from a Notification Share Price of $ USD 1.50 and (b) the Purchaser will pay the balance of the Seller True-Up amount by paying cash in an amount equal to the number of Closing Plug Power Shares multiplied by the excess of $ USD 1.50 over the Notification Share Price, such amount to be paid within five Business Days immediately following the Notification Date by wire transfer of immediately available funds to the bank account of the Seller.

(e)              In the event the True-Up Shares are not registered in the same Registration Statement as the Closing Plug Power Shares, the Seller True-Up Amount shall be paid by the Purchaser to the Seller in cash within five (5) Business Days immediately following the Notification Date by wire transfer of immediately available funds to the bank account of the Seller.

3.                CONDITIONS PRECEDENT

3.1             The completion of the Transaction is subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”):

(i)               the total number of shares of Common Stock to be issued to the Seller under this Agreement on the Completion Date not exceeding 19.99% of the number of issued and outstanding shares of the Common Stock as of the Trading Day preceding the Completion Date;

(ii)              without prejudice to paragraph (i) above, the closing sale price of a share of the Common Stock as reported on the NASDAQ Capital Market not being lower than, USD $ 1.50 on any trading day after the date of this Agreement and prior to the Completion Date;

(iii)             as part of the discussions to take place with BPI in compliance with Article 6.1 with respect to the termination by the Company of its participation to the H2E Program, a confirmation being obtained from BPI that as a result of the above termination, BPI will not impose any condition or obligation on the Seller and/or any of its Affiliates (other than the Company) having a Material Adverse Effect on the Seller and/or its Affiliates, such as the exclusion of any such Seller or Affiliate from the H2E Program or the requirement to reimburse all or part of any subsidy or other aid received by any such Seller or Affiliate as part of said H2E Program (the “BPI Clearance”);

(iv)             the absence of a Company Material Adverse Event.

3.2             The Seller undertakes to :

(i)               make at its own risks, expenses and costs, as soon as possible and in any event within 10 days of the date of execution of this Agreement, all necessary notifications and filings with BPI with respect to the transactions contemplated herein in order to obtain the BPI Clearance as soon as possible and in compliance with applicable requirements of Law. The Seller shall further respond as soon as possible to any requests received from BPI for additional documents or information;

(ii)              to keep the Purchaser regularly informed of the processing of the above filings, notifications and exchange of information with respect to the BPI Clearance, and of their content, if material, with respect to the Company, in particular, if it becomes aware of any fact or event which could reasonably result in the BPI Clearance being delayed or denied;

(iii)             not to provide to BPI any document or information relating to the Purchaser and the Parent without the prior written consent of the Purchaser (which shall not be unreasonably withheld);

(iv)             not to withdraw any filing or notification or agree to any extension of any applicable examination period for a filing, notification or request without the prior written consent of the Purchaser; and

(v)              to give notice to the Purchaser of the fulfillment of the Condition Precedent referred to in Article 3.1(iii) within two (2) days of becoming aware of the same.

3.3             For the purposes of the above, the Purchaser hereby agrees to co-operate in providing promptly to the Seller and its advisors such assistance, documents and information relating to it as may be reasonably necessary for the Seller to make the relevant filings with BPI and satisfy any reasonable request for information from BPI. More generally, without prejudice to the above, the Seller undertakes to make its reasonable best efforts so that the BPI Clearance is obtained.

3.4             Satisfaction of the Conditions Precedent

3.4.1          The Conditions Precedent mentioned in Articles 3.1(i), 3.1(ii) and 3.1(iv) of the Agreement are for the mutual benefit of the Parties, who can only waive them together; it being however specified, for the avoidance of doubt, that the Condition Precedent mentioned in Article 3.1(iv) can be exercised by either the Seller or the Purchaser, who can terminate this Agreement only if the event or act constituting a Company Material Adverse Event becomes known to him during the period between the date hereof and the Completion Date.

3.4.2          The Condition Precedent mentioned in Article 3.1(iii) of the Agreement is for the sole benefit of the Seller, who can, if this Condition Precedent is not satisfied, either terminate this Agreement or waive it and require the Purchaser to acquire the Transferred Shares if the other Conditions Precedent are satisfied or waived on the Completion Date; it being understood that if the Seller has not notified by 31 July 2015 to the Purchaser or the Parent that the Condition Precedent provided in Article 3.1(iii) is not or cannot be satisfied and that the Seller terminates the Agreement, then this Condition Precedent shall be deemed irrevocably waived by the Seller and the Seller will not be authorised to terminate this Agreement pursuant to this Condition Precedent mentioned in Article 3.1(iii) at any time between 1 August 2015 and the Completion Date.

3.5             If the Conditions Precedent are not satisfied (or waived in accordance with Article 3.4) by
5 August 2015 at the latest, the Seller or the Purchaser may notify to the other Party that the Agreement is terminated with immediate effect (except for Articles 15, 16.1, 16.3, 16.4 and 16.6) and that the Transaction shall not be completed, and no penalty shall be due by either Party, but without prejudice to any claim against an infringing Party for the non-performance of its obligations under the Agreement.

4.                COMPLETION

4.1             Completion date and place

4.1.1          Unless agreed otherwise in writing between the Parties, the transfer of the Transferred Shares (the “Completion”) shall take place, on the earlier of (i) the fifth Business Day following the satisfaction (or the waiver thereof by the Seller) of the Condition Precedent set forth in Article 3.1(iii), provided that the Conditions Precedent set out in Articles 3.1(i), 3.1(ii), and 3.1(iv) shall still be met on the day preceding the Completion Date, or (ii) 5 August 2015, subject to the satisfaction (or the waiver thereof by the relevant Party/ies) of all Conditions Precedent, provided that the Conditions Precedent set out in Articles 3.1(i), 3.1(ii), and 3.1(iv) shall still be met on the day preceding the Completion Date (hereafter the “Completion Date”). The Parties hereby agree to take all reasonable actions to allow Completion to take place on 31 July 2015.

4.1.2          The Completion shall take place at the premises of King and Wood Mallesons, located 92, avenue des Champs Elysées — 75008 Paris, or in any other location as agreed upon by the Parties prior to the Completion.

4.1.3          On the Completion Date, the Parties shall perform the obligations and shall deliver the documents mentioned in Articles 4.2 and 4.3 below.

4.2             Seller’s undertakings at Completion Date

On the Completion Date, the Seller shall deliver to the Purchaser the following documents:

(i)                                   a share transfer form (ordre de mouvement) acknowledging the transfer of the Transferred Shares duly signed by the Seller and completed in favour of the Purchaser;

(ii)              a tax transfer form (formulaire Cerfa n°2759) in respect of the Transferred Shares duly signed in three original counterparts;

(iii)             the up-to-date original share transfer register and shareholder’s accounts and other corporate books (registres sociaux) of the Company;

(iv)             the unconditional letters of resignation of the president, directors and other corporate officers of the Company listed in Schedule 4.2(iv)(a), with effect on the Completion Date, and in the form of Schedule 4.2(iv)(b);

(v)                                  a signed copy of the Guarantee Agreement to be executed by the Bank and the Parties in accordance with Article 9;

(vi)             a signed copy of the statement of termination of the Master Shareholder Agreement dated 24 January 2012, as well as the other agreements listed in Schedule 4.2(vi)(a) with no costs or penalties for both Parties, said statement to be entered into in the form set out in Schedule 4.2(vi)(b);

(vii)            a signed copy of the agreement between the Purchaser and its Affiliates and the Seller or any of its Affiliate relating to the supply of Hydrogen in the form set out in
Schedule 4.2(vii);

(viii)           a signed copy of the license agreement between the Company, the Parent and the Seller in the form set out in Schedule 4.2(viii);

(ix)             a signed copy of the termination of the lease agreement agreed upon by the Seller as sub-lessor;

(x)              a signed copy of the registration rights agreement between the Parent and the Seller in the form set out in Schedule 4.2(x) (the “Registration Rights Agreement”);

(xi)             if applicable, a signed copy of the Transition Services Agreement mentioned in Article 6.4.1;

(xii)            a signed copy of the amendment n°1 to the License Agreement dated 29 February 2012

(amending article 3.10 thereof) duly signed by the Company, in the form set out in Schedule 4.2(xii);

(xiii)           a copy of the corporate documentation confirming the Company’s capital increases referred to in Articles 6.1 6.2 and 6.5, and the payment status of the Other Repayments; and

(xiv)           a certificate reiterating the representations and warranties set forth in Article 7 as true and correct on the Completion Date as though made on said Completion Date (except to the extent that they expressly relate to an earlier date), in the form attached in Schedule 4.2(xiv), executed by a duly authorized signatory of the Seller.

4.3             Parent’s and Purchaser’s undertakings at Completion Date

4.3.1          On the Completion Date, the Parent shall deliver the Closing Plug Power Shares to the Seller by delivery of one or more stock certificates or other agreed form of delivery evidencing such Closing Plug Power Shares.

4.3.2          In addition, the Purchaser shall deliver to the Seller the following documents :

(i)               a signed copy of the Guarantee Agreement to be executed by the Bank and the Parties in accordance with Article 4.2(v);

(ii)              a signed copy of the statement of termination of the Master Shareholder Agreement dated 24 January 2012, as well as the other agreements listed in Schedule 4.2(vi)(a) with no costs or penalties for both Parties, said statement to be entered into in the form provided in Schedule 4.2(vi)(b);

(iii)             a signed copy of the agreement between the Purchaser and its Affiliates and the Seller or any of its Affiliate relating to the supply of Hydrogen in the form set out in
Schedule 4.2(vii);

(iv)             a signed copy of the license agreement between the Company, the Parent and the Seller in the form set out in Schedule 4.2(viii);

(v)              a signed copy of the Registration Rights Agreement mentioned in Article 4.2(x) duly countersigned;

(vi)             if applicable, a signed copy of the Transition Services Agreement mentioned in Article 6.4.1;

(vii)            a signed copy of the amendment n°1 to the License Agreement dated 29 February 2012 (amending article 3.10 thereof) duly signed by the Parent, in the form set out in Schedule 4.2(xii);

(viii)           all documents evidencing the satisfaction of the Conditions Precedents listed in Article 3.1(i), and 3.1(ii) ; and

(ix)             a certificate reiterating the representations and warranties of the Purchaser and the Parent set forth in Article 12 as true and correct on the Completion Date as though made on said Completion Date (except to the extent that they expressly relate to an earlier date), in the form attached in Schedule 4.3.2(ix), executed by a duly authorized signatory of the Purchaser and a duly authorized signatory of the Parent.

4.4                                        All the steps mentioned in Articles 4.2 and 4.3 shall be considered as one single operation and therefore, for the Party (Parties) having interest to the completion of any of these steps, no steps will be considered as completed and the Completion will not be considered as completed as long as the other steps are not completed on the Completion Date or with effect on the Completion Date.

4.5                                        A shareholder meeting shall be held, under the responsibility of the Purchaser, on the Completion Date, immediately following the transfer of the Transferred Shares to the Purchaser, in order to, inter alia, (i) acknowledge the resignation of the President, directors and other corporate officers of the Company listed in Schedule 4.2(iv)(a), (ii) grant to said President, directors and other corporate officers a formal discharge for their respective duties (donnant quitus pour l’exercice de leur fonction), and (iii) appoint a new President, directors and other corporate officers of the Company.

4.6                                        The Purchaser shall, on the Completion Date, deliver to the Seller an executed copy of the minutes of the shareholder meeting provided in paragraph 4.5 above, substantially in the form of the draft attached hereto as Schedule 4.6. The Purchaser shall cause the Company to deposit the original executed minutes, together with all other relevant corporate documentation, to the Commercial and Companies Registry of Grenoble within ten (10) Business Days following the Completion Date.

5.                                               MANAGEMENT OF THE COMPANY BETWEEN THE DATE HEREOF AND THE COMPLETION DATE

5.1                                        Between the date of signature hereof and the Completion Date:

(i)                                              the Seller shall cause the directors and officers of the Company to manage the Company in the ordinary course of business and consistently with past practices ; and

(ii)                                           the Seller shall cause the actions set out in Schedule 5.1(ii) not to be taken without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed.

5.2                                        The Seller shall ensure that the Purchaser is informed as soon as reasonably possible of any Company Material Adverse Event, between the date hereof and the Completion Date.

5.3                                        In the event the Purchaser fails to notify its approval or disagreement with any of the actions referred to in Article 5.1(ii), as notified to it by the Seller by electronic mail (at the address specified in Article 16.3) - within three (3) Business Days following the receipt thereof - the decision shall be deemed to have been authorized by the Purchaser and the Parent for the purposes of this Article 5.

5.4                                        The Seller shall procure that, as from the date of execution hereof, the Company will invite the Purchaser to any sales, operational or general business update calls in line with current practice, as and when such calls are scheduled, and shall allow a representative of the Purchaser to attend meetings or conference calls with OEMs.

6.                                               CARVE OUT ISSUES AND FURTHER UNDERTAKINGS

6.1                                        BPI Contract

6.1.1                              Without prejudice to the terms of Articles 3.1(iii) and 3.2, and as soon as possible after the date hereof and within 10 days at the latest, the Seller shall cause the Company to (i) notify the Transaction to BPI (former OSEO) under the BPI Contract dated 29 June 2009 (the “BPI Contract”) and notify to BPI the resulting termination by the Company of its participation to the H2E Program (as agreed with Purchaser), (ii) initiate discussions and agree with BPI on the terms of repayment, if possible prior to Completion, of the subsidies and any other amounts which may be due by the Company under the BPI Contract (the “BPI Amounts”).

The payment by the Company of the BPI Amounts shall be financed in cash provided to the Company through the Air Liquide Group cash pooling arrangements and the Seller shall cause the resulting receivable of the Air Liquide cash pooling entity against the Company to be reimbursed on or prior to the Completion Date through a capital contribution and resulting capital increase of the Company to be made by the Seller of an amount equal to the amount of the BPI Amounts plus interests financed under the cash pooling arrangements (the “Capital Increase Amount”).

6.1.2                              Without prejudice to Article 6.1.3, in the event that, on the Completion Date, any portion of the BPI Amounts has not been paid by the Company to BPI, Completion shall not be delayed. However, if:

(i)                                              the Capital Increase Amount is lower than the aggregate amount of the BPI Amounts (the “Shortfall”) ultimately paid by the Company within the 2 (two) year period (as may be extended pursuant to Article 6.1.3) following the Completion Date, the Seller hereby undertakes to indemnify the Company against any such Shortfall, within five (5) days following a valid notification being made thereof by the Purchaser to the Seller, said notification to include valid proof that such Shortfall remains unpaid under the BPI Contract; or

(ii)                                           the Capital Increase Amount exceeds the aggregate amount of the BPI Amounts ultimately paid by the Company within the 2 (two) year period (as may be extended pursuant to Article 6.1.3) following the Completion Date (the “Excess”), the Purchaser and the Parent shall cause the Company to pay to the Seller an amount equal to the Excess at the earliest between (i) the date of final payment of the BPI Amounts by the Company and (ii) the expiry of the 2 (two) year period (as may be extended pursuant to Article 6.1.3) following the Completion Date.

6.1.3                              The Seller undertakes to use its best efforts to obtain in the name of the Company from BPI, a notification of the BPI Amounts due under the BPI Contract as a result of its termination, as soon as reasonably practicable after the Completion Date. Failure to obtain such notification by the end of the 2 year period mentioned in Article 6.1.2 shall extent such period for additional successive 1 year periods until any such notification is received by the Company. The Purchaser and the Parent shall cause the Company to allow the Seller to control and lead any further exchanges to take place between BPI and the Company after the Completion Date, if any, with respect to the BPI Contract, the termination of the Company’s participation to the H2E Program and/or the BPI Amounts after the Completion Date. The Seller shall, as soon as reasonably possible, inform the Purchaser and the Company of the relevant details regarding such exchanges and will leave them a reasonable period of time to review such exchanges prior to entering into any act or commitment with BPI which is binding on the Company.

6.1.4                              For the avoidance of doubt, the payment of any BPI Amounts in accordance with this Article 6.1, either as a capital increase prior to the Completion Date or as an indemnity after the Completion Date, will not modify or vary the Purchase Price and is not subject to any of the conditions or limitations provided in Article 8 herein.

6.2                                        Other Repayments

6.2.1                              As from the date hereof, the Seller shall, and shall procure that the Company will, proceed to the repayment of all the amounts (principal, penalties, accessories, premiums and interests) listed in Schedule 6.2 (the “Other Repayments”) i.e., (i) the amounts due to the Seller or Air Liquide (or Affiliates), (ii) the payables due by the Company to the Parent, as well as (iii) any other liabilities the Parties have identified.

The payment by the Company of the Other Repayments shall be financed in cash provided to the Company through the Air Liquide Group cash pooling arrangements and the Seller shall cause the resulting receivable of the Air Liquide cash pooling entity against the Company to be reimbursed on or prior to the Completion Date through a capital contribution and resulting capital increase of the Company to be made by the Seller of an amount equal to the amount of the Other Repayments plus interests financed under the cash pooling arrangements (the “Other Repayment Capital Increase Amount”).

6.2.2                              In the event that, on the Completion Date, any portion of the Other Repayments has not been paid by the Company to the relevant Air Liquide or Plug Power entities or Third Parties, Completion shall not be delayed. However, if:

(i)                                              the Other Repayment Capital Increase Amount is lower than the aggregate amount of the Other Repayments (the “Repayments Shortfall”) ultimately paid by the Company within the six (6) month period following the Completion Date, the Seller hereby undertakes to indemnify the Company against any such Repayments Shortfall, within five (5) days following a valid notification being made therefor by the Purchaser to the Seller, said notification to include valid proof that such Repayments Shortfall remains unpaid; or

(ii)                                           the Other Repayment Capital Increase Amount exceeds the aggregate amount of the Other Repayments ultimately paid by the Company (the “Repayments Excess”), the Purchaser and the Parent shall cause the Company to pay to the Seller an amount equal to the Repayments Excess at the expiry of a six (6) month period following the Completion Date at the latest.

6.2.3                              For the avoidance of doubt, the payment of any Other Repayments in accordance with this Article 6.2, either prior to the Completion Date or as an indemnity after the Completion Date, will not modify or vary the Purchase Price and is not subject to any of the conditions or limitations provided in Article 8 herein.

6.3                                        For the purpose of Articles 6.1 and 6.2 above and 6.5 below, the Purchaser hereby undertakes to cause its representatives at the Company’s board of directors and/or shareholders’ meetings to vote in favor of the above-mentioned capital increase(s).

6.4                                        Transition matters

6.4.1                              The Parties will, between the date hereof and the Completion Date, discuss in good faith and agree on the potential resources or services which the Purchaser may need from the Seller to facilitate a smooth transition of the Business as from Completion, including technical assistance and sharing of information relating to Common Know-How as such term is defined in the license agreement in the form set out in Schedule 4.2(viii), as well as the terms and conditions under which said resources or services will be provided. If agreed upon between the Parties, they will negotiate and enter into the underlying transition services agreements on the Completion Date (the “Transition Services Agreement”).

6.4.2                              In addition, as from the date hereof, the Parties shall discuss in order to define which employees and/or consultants of the Seller or its Affiliates having worked indirectly for the Company the Purchaser may, in the name of the Company, make an offer of employment between the date hereof and the Completion Date, said offer to be effective after Completion.

6.5                                        Further undertakings

6.5.1                              Except for the agreements specifically referred to in the Agreement, all other contracts or undertakings (and any underlying guarantees) existing on the Completion Date between (i) the Company and any member of the Air Liquide group or (ii) any member of the Air Liquide group and a Third Party for the benefit of the Company (including any procurement contracts pursuant to which any entity of the Air Liquide group purchases goods or services for or on behalf of the Company) shall be terminated effective on the Completion Date, and, with no termination indemnity of any kind being owed by either party to the other.

6.5.2                              The Purchaser and the Parent acknowledge that the Company is expecting to receive, after Completion, payments from the relevant body managing the HAWL project sponsored by the European Commission for cost and expenditures incurred by the Company in 2013, 2014 and 2015 in the amounts and under the time line detailed in Schedule 6.5.2 (the “Hawl Subsidies”).

The Seller hereby agrees that:

(i)                                              an aggregate amount of EUR 321,500 — three hundred twenty-one thousand five hundred euros representing 50% of the portion of the financing (in an aggregate amount of EUR 643,000 — six hundred forty-three thousand euros) provided to the Company through the Air Liquide Group cash pooling arrangements to finance the above cost and expenditures and other items generating the right to receive the Hawl Subsidies shall be recapitalized at the Company level by the Seller and then repaid by the Company under the same process and in addition to the Capital Increase Amount and to the Other Repayment Capital Increase Amount pursuant to Sections 6.1 and 6.2;

(ii)                                           an aggregate amount of EUR 321,500 — three hundred twenty-one thousand five hundred euros representing the other 50% of said portion of financing and resulting in an outstanding receivable of the Air Liquide cash pooling entity against the Company shall be sold, prior to Completion or as soon as possible thereafter, by said Air Liquide cash pooling entity to the Seller (the “Hawl Receivable”). The Hawl Receivable shall not bear interest and shall be reimbursed by the Company to the Seller subject to the conditions mentioned below.

The Purchaser and the Parent hereby undertake to (or to cause the Company to):

(a)                       pay back to the Seller (with no right of set-off of any kind), within ten (10) Business Days of receipt thereof by the Company, 50% of any amount received (after deduction of VAT, if any) by the Company under the Hawl Subsidies between the Completion Date and 30 June 2017; it being specified that any such payment(s) shall reduce, in due proportion, the Hawl

Receivable, that no payment will be due to the Seller once the Hawl Receivable shall be reimbursed for its full amount, and that the other 50% of any such amount received shall be kept by the Company for its own account;

(b)                       make or take, upon request and with the cooperation of the Seller, all relevant actions and filings vis-à-vis the relevant body or other Governmental Authorities to seek to recover the Hawl Subsidies; it being specified that any such filings will be prepared by the Seller, at its costs;

(c)                        keep regularly informed the Seller of any potential exchanges between the Company and the above relevant body and/or Governmental Authorities with respect to the Hawl Subsidies.

For the avoidance of doubt, nothing in this Article shall prevent the Purchaser from restructuring the Company at any time, including by way of merger or winding-up, it being specified that any such restructuring shall not release the Parent, the Purchaser and/or the Company from any of their obligations hereunder.

On 30 June 2017, the balance of the Hawl Receivable not yet paid by the Company pursuant to paragraph (a) above will be definitely and automatically forgiven by the Seller (which will issue a waiver certificate upon the Purchaser’s request), subject to any amount received by the Company as at 30 June 2017 under the Hawl Subsidies and not yet paid by the Company to the Seller in compliance with the terms herein (the Seller remaining entitled to receive payment thereof from the Parent, the Purchaser or the Company).

If the Company has to repay all or part of the amounts received under the Hawl Subsidies pursuant to a valid claim from the relevant body or other Governmental Authorities, the Seller shall indemnify the Company for 50% of the amount of such repayment, (including any interest, penalties and expenses) up to the amount of the Hawl Receivable actually reimbursed by the Company to the Seller as at the relevant date.

6.5.3                              The Purchaser and the Parent acknowledge that the Company is expecting to receive, after Completion, payments from the French Tax Governmental Authorities pursuant to tax credits generated during the 2013, 2014 and 2015 fiscal years under the Crédit Impôt Recherche in the amounts and under the time line detailed in Schedule 6.5.3 (the “Tax Credit Payments”).

The Seller agrees that :

(i)                                              an aggregate amount of EUR 339,500 — three hundred thirty-nine thousand five hundred euros representing 50% of the portion of the financing (in an aggregate amount of EUR 679,000 — six hundred seventy-nine thousand euros) provided to the Company through the Air Liquide Group cash pooling arrangements to finance the cost and expenditures and other items generating the right to receive the Tax Credit Payments shall be recapitalized at the Company level by the Seller and then repaid by the Company under the same process and in addition to the Capital Increase Amount and to the Other Repayment Capital Increase Amount pursuant to Sections 6.1 and 6.2.

(ii)                                           an aggregate amount of EUR 339,500 — three hundred thirty-nine thousand five hundred euros representing the other 50% of said portion of financing and resulting in an outstanding receivable of the Air Liquide cash pooling entity against the Company shall be sold, prior to Completion or as soon as possible thereafter, by said Air Liquide cash pooling entity to the Seller (the “Tax Credit Receivable”). The Tax Credit Receivable

shall not bear interest and shall be reimbursed by the Company to the Seller subject to the conditions mentioned below.

For the purposes of the payment of the Tax Credit Receivable, the Parent and the Purchaser hereby undertake to (and to cause the Company to):

(a)                       as soon as possible after Completion, discount against payment (escompte bancaire) the Tax Credit Payments due under the 2013 and 2014 fiscal years R&D tax credit (the “2013-14 Tax Credit Payments”) (in an aggregate amount of EUR 223,000 — two hundred twenty three thousand euros) with the financial institution related to BPI or any other competent financial institution;

(b)                       as soon as possible as from January 1, 2016, discount against payment (escompte bancaire) the Tax Credit Payments due under the 2015 fiscal years R&D tax credit (the “2015 Tax Credit Payments”) (in an aggregate amount of EUR 456,000 — four hundred fifty six thousand euros) with the financial institution related to BPI or any other competent financial institution;

(c)                        upon receipt by the Company of the relevant cash from the above financial institution(s) pursuant to paragraphs (a) and (b) above, pay to the Seller, with no right of set-off of any kind and within ten (10) Business Days of receipt thereof, 50% of any such amount received between the Completion Date and 30 June 2017; it being specified that any such amount paid to the Seller shall reduce, in due proportion, the Tax Credit Receivable, that no payment will be due to the Seller once the Tax Credit Receivable shall be reimbursed for its full amount, and that the other 50% of any such cash received shall be kept by the Company for its own account;

(d)                       in the event the Company fails to discount against cash the 2013-14 Tax Credit Payments and/or the 2015 Tax Credit Payments in compliance with the above, pay to the Seller, with no right of set-off of any kind and within ten (10) Business Days of receipt thereof, 50% of any Tax Credit Payment received by the Company from the Governmental Authorities between the Completion Date and their due date as specified in Schedule 6.5.3; it being specified that any such amount paid to the Seller shall reduce, in due proportion, the Tax Credit Receivable, that no payment will be due to the Seller once the Tax Credit Receivable shall be reimbursed for its full amount, and that the other 50% of any such cash received shall be kept by the Company for its own account;

(e)                        make or take, upon request and with the cooperation of the Seller, all relevant actions and filings vis-à-vis the financial institutions, and where applicable, the Governmental Authorities to seek to obtain the above discount against payment and/or, if applicable, recover the Tax Credit Payments;

(f)                         keep regularly informed the Seller of any potential exchanges between the Company and the above Governmental Authorities and financial institutions with respect to the Tax Credit Payments.

For the avoidance of doubt, nothing it this Article shall prevent the Purchaser from restructuring the Company at any time, including by way of merger or winding-up; it being specified that any such restructuring shall not release the Parent, the Purchaser and/or the Company from any of their obligations hereunder.

On 30 June 2017 (in the case of discounts against payment implemented pursuant to paragraphs (a) and (b) above) or each relevant ultimate due date as set forth in Schedule 6.5.3 (in the case of paragraph (d) above), any outstanding balance of the Tax Credit Receivable not yet reimbursed by the Company pursuant to paragraph (c) and/or (d) above will be definitely and automatically forgiven by the Seller in due proportion (which will issue a waiver certificate upon the Purchaser’s request) subject to any amount received by the Company under paragraphs (a) and/or (b) above and/or under the Tax Credit Payments and not yet paid by the Company to the Seller in compliance with the terms herein (the Seller remaining entitled to receive payment thereof from the Parent, the Purchaser or the Company).

If the Company has to repay all or part of the amounts received under the 2013-14 and 2015 Tax Credit Payments pursuant to a valid claim, the Seller shall indemnify the Company for 50% of the amount of such repayment (including any interest, penalties and expenses) up to the amount of the 2013-14 and 2015 Tax Credit Payments actually reimbursed by the Company to the Seller.

6.5.4                              As a result of the termination on the Completion Date of the coverage of the Company and its activities under the Air Liquide group insurance policies (which shall remain in force only for the benefit of the other Air Liquide group entities), the Purchaser shall, on and as from the Completion Date, cause the Company to subscribe to appropriate insurance policies in compliance with applicable requirements of Law and in line with the industry practice.

6.5.5                              As from the Completion Date, the Purchaser shall provide the Seller and its professional advisers with an access, in a manner so as not to interfere with the normal business operations of the Company during usual business hours (together, if reasonably necessary, with the relevant staff assistance) to the books, accounts, records and archives which relate to the Company and its activities and which relate to the period up to Completion (the “Records”), including the right to take copies (at the Seller’s expense), in each case to the extent reasonably necessary in particular for financial reporting, accounting and tax matters and in the context of any litigation, dispute or investigation. In addition, the Purchaser shall do its best reasonable efforts to, through its employees or the employees of the Company, respond to any reasonable queries which the Seller may have in relation to the Records and where practical and possible, provide clarification of any aspect arising thereon.

6.5.6                              Upon reasonable request by the Purchaser, the Seller shall deliver to the Company any accounting, commercial, legal, environmental, Tax (including any Tax Returns) or other documents exclusively relating to the Company which the Seller, or its Affiliates, may have retained possession of after the Completion Date. In addition, the Seller shall do its best reasonable efforts to, through its employees, respond to any reasonable queries which the Purchaser may have in relation to such documents and where practical and possible, provide clarification of any aspect arising thereon.

6.5.7                              In order to organize the transfer of the relevant registration certificates which may reasonably be required by the Company’s trademark representative, the Purchaser shall cause the Company to inform the Seller within fifteen (15) Business Days following Completion of the name of its designated trademark representative who shall be in charge as from the Completion Date of the management of the Company Marks and the Company Domain Names.

6.6                                        Hold harmless — Environmental Issues

6.6.1                              In the case where the Company would incur any Loss in relation to or as a result of:

(i)                                              Remediation Works required as a result of the operation of the Business prior to

Completion; and/or

(ii)                                           any obligation under, or breach of, Environmental Law by the Company prior to Completion relating to or arising out of or in connection with the Business, the properties, the Assets, or any other off-site or Third Party property or facility used by or on behalf of the Business, on or before Completion;

the Seller shall hold the Company harmless against any such Loss incurred.

6.6.2                              In the case a claim is made against the Company by any Governmental Authority or any other Third Party in relation to paragraphs (i) or (ii) above (an “Environmental Claim”), any such Environmental Claim shall be served to the Seller as from the receipt by the Purchaser, the Parent or the Company of a written notice of the related Governmental Authority or other Third Party claim, (a) within twenty (20) days of such receipt or (b) in the case where any action is required for the defense of such claim before the end of this 20-day period, as soon as possible as from such receipt and at the latest within five (5) days as from such receipt, in order to allow the Seller to take any such required action. It is specified that any failure of the Purchaser to notify such a Governmental Authority or Third Party claim within such periods shall not invalidate such claim, except to the extent that such failure has increased the Loss related thereto or has prevented any such Loss from being reduced.

Upon receipt thereof, the Seller shall conduct and control the defense of any such Governmental Authority or other Third Party, the provisions of Article 8.9.2 applying mutatis mutandis for that purpose.

6.6.3                              In the event of a mandatory and immediately enforceable payment obligation of the Company arising from an Environmental Claim (resulting from a consignation or otherwise) and regardless of whether or not the Seller challenges the validity of the underlying Environmental Claim and/or the amount of Loss to be paid to the Company hereunder, the provisions of Article 8.9.5 shall apply mutatis mutandis to this section.

6.6.4                              This indemnification obligation is not subject to the limitations provided in Article 8, except for Articles 8.4.1 to 8.4.4, 8.6.3 and 8.7 which shall apply mutatis mutandis to this Section 6.6 and shall last until the end of the applicable statute of limitations for any underlying Claim and Loss.

7.                                               REPRESENTATION AND WARRANTIES OF THE SELLER

Unless stated otherwise in this Agreement, and subject to the information disclosed in the Schedules to the Agreement (the “Disclosed Information”), the representations and warranties set out in Schedule 7 (the “Warranties”) are made by the Seller on the date hereof and, subject to Articles 4.2(xiv) and 4.3.2(ix) (Certificates of Reiteration), on the Completion Date.

8.                                               INDEMNIFICATION IN CASE OF BREACH OF THE WARRANTIES

8.1                                        Scope of the indemnification obligation of the Seller

Subject to the limitations in this Article 8, the Seller shall indemnify:

(i)                                              the Company, or

(ii)                                           the Purchaser if said Purchaser suffers a Loss resulting from (X) a breach of the Warranties set forth in Sections 1(a), 1(b) (Corporate Organization of the Company), 3 (Due Authorization), 4 (No Conflict), 5 (Capitalization of the Company) and 21 (Illegal Payments) of Schedule 7 and (Y) a breach of the Warranties set forth in Section 9 (Legal Compliance) of Schedule 7 only if as a result of said breach, the Company is prevented from operating its activities in whole or a substantial part of the amount of any Loss resulting from (yy) a breach of a relevant Warranty, whether such Loss results from a direct claim made by the Purchaser against the Seller or from a third party claim brought by a third party against the Purchaser and/or the Company (a “Third Party Claim”) as notified by the Purchaser to the Seller in accordance with the terms herein, and/or (zz) any breach by the Seller of the covenants set forth in Article 5.

8.2                                        Time limits

In order to be valid, any Payment Notice (as defined in Article 8.9.1 below) shall be notified within the following time limits:

(a)                                          two months after the end of the applicable statute of limitations for all Claims for breach of section 12 (Taxes) of Schedule 7 and section 11 (Employment) of Schedule 7;

(b)                                          24 months after the Completion Date for any other Claims.

8.3                                        Threshold — Limit

(a)                                          The Seller shall only be liable under this Article 8 to the extent that the amount of an individual Claim exceeds 7,500 euros, provided that Claims resulting for the same series of events shall be aggregated for the purpose of determining the individual threshold of this Article 8.3(a).

(b)                                          The Seller shall only be liable under this Article 8 to the extent that the amount of all Claims (exceeding individually the above de minimis amount) exceeds 75,000 euros, in which case the Seller will be liable for the entire amount of the Claims.

(c)                                           The Seller shall be required to indemnify the Company under this Article 8 up to a maximum aggregate amount of the Euro (EUR) equivalent of 2,295,000 US dollars, as converted applying the exchange rate referred to in Article 8.3(f) as at the Completion Date.

(d)                                          Exclusions: the Parties agree that the provisions of paragraphs (a), (b) and (c) above shall not apply to the Warranties set out in Sections 1.1(a) (Corporate organization), 3 (Due authorization), 5 (Capitalization of the Company), 12 (Taxes) and 13 (Brokers’ fees), and are without prejudice to the provisions of Article 6.6 (Hold harmless — Environmental issues).

(e)                                           Except in case of fraud (dol), the indemnification obligation provided for in this Article 8 shall constitute the exclusive remedy of the Purchaser against the Seller with respect to the breach of the Warranties and the Purchaser shall not be entitled to seek any other remedy (including the annulment or termination of the transactions envisaged herein) which are available to it by operation of any applicable requirements of Law or otherwise for events, facts or circumstances which would result in a breach of the Warranties.

(f)                                            For the purposes of this Agreement (including this Article 8 and save as otherwise provided herein), the EUR:USD foreign exchange rate to be used for the purposes of any currency conversion shall be the relevant exchange rate applicable to the conversion of EUR into USD or USD into EUR as quoted on Bloomberg, at or about 4pm (Paris time) on the Business Day prior to the day on which the underlying payment is to be executed.

8.4                                        Calculation

8.4.1                              Any indemnification due by the Seller under this Article 8 shall be reduced by the amount of the insurance proceeds or any amount (whether by payment, discount, credit, relief or otherwise) actually received or recovered from a third party by the Company and/or the Purchaser in connection with the Loss for which such indemnification is due. For the purposes herein, the Purchaser and the Parent undertake and shall cause the Company to undertake all appropriate steps necessary to enforce such a recovery and promptly supply all information which relates to such recovery to the Seller (with copies of all correspondence and documents relating to the same).

In the event that the insurance proceeds or amounts are received or recovered after the indemnification due hereunder is paid by the Seller, the Purchaser and the Parent shall pay, or shall procure that the Company pays, to the Seller an amount equal to the said insurance proceeds or amounts received or recovered, or, if less, the indemnification paid by the Seller in respect of such Loss.

8.4.2                              Any Loss arising from a Tax reassessment which has the effect of transferring an expense, income or deduction from one financial year to another or gives rise to a corresponding Tax credit or permits the Company to avoid or reduce an effective Tax for an equal amount, will be limited in amount to the amount of applicable penalties and late payment interest due by the Company. If the Loss consists of an amount of VAT which is recoverable, any indemnification due by the Seller will only cover the amount of penalties and late payment interest arising from such reassessment.

8.4.3                              The Losses hereby warranted will be taken into account for their amount with all taxes included, except when the VAT charged can be recovered by the Company or the Purchaser.

8.4.4                              The Purchaser shall not be entitled to recover, directly or through the Company, from the Seller under the Agreement, more than once in respect of the same Loss.

8.4.5                              The Company and/or the Purchaser shall not be entitled to any indemnification under this Article 8 for any event or Loss (up to the corresponding reserved amount) reserved against in the Reference Accounts.

8.4.6                              For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any Warranties and/or Article 5, but not for purposes of determining whether any such Warranties or covenants have been breached or are inaccurate, limitations or qualifications as to euro or dollar amount, materiality set forth in such Warranties or covenants shall be disregarded.

8.4.7                              The Seller shall not be liable in respect of a Claim to the extent that the matter or circumstance giving rise to such a Claim will be compensated under the Price Adjustment.

8.5                                        Mitigation

The Purchaser and the Parent shall, and shall cause the Company, subject always to the corporate interest (intérêt social) of the Company to, (i) take all reasonable steps to mitigate, and/or (ii) not purposefully do or take any action, in particular towards Third Parties, that will result in the Warranties or the covenants in Article 5 to be breached and a Loss being incurred upon and after becoming aware of any event or condition that could reasonably be expected to give rise to a Claim hereunder, and the Seller shall have no obligation to indemnify the Company for that part of the Losses which would have not occurred or whose amount would be lower because of any breach by the Purchaser and/or the Parent of their obligation to (i) mitigate or cause the Company to mitigate under the terms herein and/or (ii) not purposefully do or take any action as set forth above.

8.6                                        Acts of the Purchaser or the Company

8.6.1                              The Seller shall not be liable for any breach of any Warranties contained in this Agreement which would not have arisen but for any reorganization or change in ownership of any member of the Purchaser’s group after Completion or change in any accounting basis on which any member of the Purchaser’s group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser’s group which is different from that adopted or used by the Seller and/or the Company prior to the Completion Date.

8.6.2                              The Seller expressly disclaims all liability and responsibility for any opinion, forecast or evaluation contained within any data, document or information disclosed by the Seller to the Purchaser and/or the Parent (including the Disclosed Information).

8.6.3                              The Purchaser and/or the Company shall not be entitled to any indemnification under this Article and more generally this Agreement to the extent that any Loss is attributable to any action or omission of the Parent in the performance of, and/or any breach by the Parent of its obligations, under the Commercial Agreements.

8.7                                        Change in Legislation

No liability shall arise in respect of this Agreement to the extent such liability occurs or is increased directly or indirectly as a result of any (i) change in or introduction of any legislation, and/or administrative order or administrative written instruction, or (ii) change in accounting principles to the extent that the related change was not made to comply with applicable laws and regulations in force as at the date of this Agreement.

8.8                                        Disclosure

The Company and the Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties, covenants and obligations of the Seller under this Agreement to be breached if disclosed in the Disclosed Information.

8.9                                        Payment of the indemnity

8.9.1                              The Purchaser shall serve, as soon as possible upon the Purchaser, the Parent and/or the Company, and at the latest within forty-five (45) days thereof, becoming aware of the facts which may give rise to a claim for indemnification hereunder, a notice to the Seller of a payment request under this Article 8 (a “Claim” which, for the purposes herein shall include, for the avoidance of doubt, a Third Party Claim) indicating a description and valuation (to the extent possible) of the Loss, the reference of the Section of the Agreement on which the Claim is based, as well as all reasonable information and documents detailing and explaining the Loss (the “Payment Notice”). The Purchaser shall have the burden of proof in establishing the amount of Loss suffered by it or the Company. Any failure to notify such a Claim within this 45-day period shall not invalidate such claim, except to the extent that such failure has increased the Loss related thereto, or has prevented any such Loss from being reduced.

8.9.2                              As an exception to Article 8.9.1, any Payment Notice relating to a Third Party Claim initiated against the Purchaser, the Parent and/or the Company shall be served to the Seller as from the receipt by the Purchaser, the Parent or the Company of a written notice of the Third Party Claim, (a) within twenty (20) days of such receipt or (b) in the case where any action is required for the defense of such claim before the end of this 20-day period, as soon as possible as from such receipt and at the latest within five (5) days as from such receipt, in order to allow the Seller to decide whether or not to conduct and control the defense of such Third Party Claim and take any such required action. Any failure to notify such a Third Party Claim within such periods shall not invalidate such claim, except to the extent that such failure has increased the Loss related thereto, or has prevented any such Loss from being reduced.

Upon receipt thereof, the Seller may choose by notifying it to the Purchaser, within twenty (20) days of the initial Payment Notice to conduct and control the defense of any such Third Party Claim against the Company with counsel of its choice, and at the Seller’s own cost, it being specified that in such case the Seller shall (i) keep the Purchaser duly informed during all the process related hereto and allow the Purchaser to contact and be informed by the counsel, (ii) consult with the Purchaser with a reasonable notice period before filing any petition, request answer or settlement, and shall reasonably take into account the observations made by the Purchaser with such respect, and (iii) shall not in any case take any decisions that would be contrary to the corporate interest (intérêt social) of the Company.  To the extent the Seller has not elected to defend such Third Party Claim against the Company, the Purchaser may cause the Company to retain counsel and control the defense of such Third Party Claim against the Company. The Purchaser and/or the Company may not settle any such Third Party Claim against the Company, which settlement obligates the Seller to pay any monies hereunder or otherwise, to perform obligations or to admit liability without having obtained the Seller’s prior written consent (which shall not be unreasonably withheld).

8.9.3                              Any Loss under an indemnity Claim made under this Article 8 shall be paid by the Seller to the Company (or if applicable, to the Purchaser) within fifteen (15) days of the occurrence of one of the following events :

(a)                                          an agreement between the Seller and the Purchaser relating to the existence and the amount of the Claim and corresponding Loss or portion thereof; or

(b)                                          the notification of an arbitral award rendered in accordance with Article 16.6 between the Parties, confirming the validity of the corresponding Claim and the amount of the related Loss ; or

(c)                                           any mandatory and immediately enforceable payment obligation arising from a Tax assessment on the basis of a breach of section 12 of Schedule 7 in accordance with Article 8.9.5.

8.9.4                              In the event of a court decision or arbitral award rendered against the Company, the Purchaser or the Parent requiring any payment to be made to a Third Party and which is immediately enforceable (including any decision of temporary enforceability) and regardless of whether or not the Seller challenges the validity of the underlying Claim of the Purchaser and/or the amount of Loss to be paid to the Company (or if applicable, the Purchaser) hereunder:

(i)                                     the Purchaser and the Parent shall be responsible to pay or make the Company pay any amount to be paid to the relevant Third Party under the above court decision and/or arbitral award; and

(ii)                                  upon an agreement being reached between the Parties and/or an arbitral award being rendered in compliance with Article 16.6 confirming the validity of the corresponding Claim and the amount of the related Loss, the Seller shall pay to the Company (or if applicable, the Purchaser), in addition to the amount of the corresponding Loss, an amount equal to the value for money for the corresponding amounts paid by the Purchaser, the Parent or the Company under subparagraph (i) above, said value for money to be calculated on a prorata temporis basis by applying an interest rate of LIBOR + 1% per annum.

8.9.5                              In the event of a mandatory and immediately enforceable payment obligation of the Company arising from a Tax assessment and regardless of whether or not the Seller challenges the validity of the underlying Claim of the Purchaser and/or the amount of Loss to be paid to the Company hereunder:

(i)                                    the Seller will pay to the Company, within fifteen (15) Business Days following the notification thereof by the Purchaser, any amount to be paid to the relevant Tax Governmental Authority under any of the above Tax assessment (an “Advanced Tax Payment”);

(ii)                                 the Purchaser and the Parent will, or will cause the Company to repay any amount received or recovered by the Company or the Purchaser from any relevant Tax Governmental Authority following the total or partial cancellation or overruling of the Tax assessment, or if less, an amount equal to the Advanced Tax Payment ;

(iii)                              all provided the Parent, the Purchaser and the Company take the relevant actions, in compliance with Articles 8.9.1 and 8.9.2, to allow the Seller to effectively conduct and control (if it elects to) the related Tax assessment procedure and any related subsequent proceedings.

8.10                                 Benefit of the Warranties

Without prejudice to the terms of Article 13, the Warranties shall remain enforceable in the terms and conditions as set out in this Agreement in case of transfer to a Third Party of all or a part of the shares and/or other securities issued by the Purchaser or the Company or a merger of the Purchaser or the Company with or into any Third Party.

9.                                               GUARANTEE

9.1                                        The obligations of the Seller under Articles 5, 6.1, 6.2, 6.5, 7 and 8 shall be warranted, in part, by a bank guarantee issued by the Bank in the form of a bank guarantee payable upon presentation of documents for a period of 24 months after the Completion Date pursuant to a guarantee agreement entered into on the Completion Date in the form set out in Schedule 9.1 (the “Guarantee Agreement”). For the avoidance of doubt, (a) the Guarantee Agreement and Guarantee Amount shall not limit Seller’s obligations under Articles 5, 6.1, 6.2, 6.5, 7 and 8 or the Purchaser’s recourse directly against the Seller to enforce and collect on such obligations, and (b) the Purchaser will first request from the Seller the payment of any amount arising from such obligations, and, if this amount is not paid by the Seller within ten (10) Business Days from the date of this request, the Purchaser may then pursue this payment from the Seller, without prejudice to the right of the Purchaser, at any time and in its sole and absolute discretion, to request the payment from the Bank pursuant to the Guarantee Agreement.

9.2                                        The amount of the Guarantee shall be expressed in Euros for an amount equal (the “Guarantee Amount”) to the EUR equivalent as at the Business Day prior to Completion of USD $ 2,295,000 using the exchange rate quoted on Bloomberg, at or about 4pm (Paris time) on such day, such amount being notified by the Seller to the Purchaser.

10.                                        NON-COMPETE

10.1                                 During a period of three (3) years as from the Completion Date and for the territory of the European Union (the “Territory”), the Seller undertakes not to (and shall procure that its Affiliates do not) take any direct interest in or conduct in any form whatsoever, an activity of sales or marketing to Material Handling Customers of Fuel Cell Systems (the “Fuel Cells Activity”).

10.2                                 During a period of one (1) year as from the Completion Date and for the Territory, the Seller undertakes not to (and shall procure that its Affiliates do not) take any direct interest in or conduct in any form whatsoever, an activity of sales or marketing of fuel cell stacks to Material Handling Customers (the “Stacks Activity”).

The Fuel Cells Activity and the Stacks Activity together referred to as the “Competing Activity”.

For the purposes of this Article, “Material Handling Customers” shall mean the original equipment manufacturers of the forklift truck industry and their customers; “Fuel Cell System” shall mean an autonomous fuel cell system consisting of the integration in a boxed product of a stack plus all related and necessary equipment, which can be installed on forklift trucks.

For the avoidance of doubt, nothing in this Article 10 shall be construed as preventing the Seller and its Affiliates during the respective above periods from continuing to conduct and develop any of their other activities and in particular, their activities of manufacturing, selling or marketing Fuel Cells Systems or stacks to any customer other than a Material Handling Customer.

Nothing in this Article 10 shall further prevent the Seller or any of its Affiliates, after the Completion Date from:

(i)                                              owning for investment purposes securities in any company with a Competing Activity in the Territory and dealt in on a stock exchange and not exceeding 5 per cent (5%) in nominal value of the securities in such company; and/or

(ii)                                           acquiring or becoming concerned in a business or the share capital of a company or group of companies if part of the trade of such business, company or group of companies is a Competing Activity in the Territory, providing that the turnover generated by the Competing Activity in the Territory shall not exceed thirty per cent (30%) of the aggregate turnover of said business, company or group of companies as resulting from the most recent financial year for which audited accounts have been published (and if no such accounts exist, then the most recent financial year for which non-audited accounts exist).

(iii)                                        conducting in any form whatsoever, an activity of sales or marketing of fuel cell stacks to the French armies as end-customer (whether directly as contractor in defense contracts or indirectly as subcontractor for prime).

11.                                        REPRESENTATIONS OF THE SELLER

The Seller hereby represents and warrants to the Purchaser and Parent that:

11.1                                 Investment Purpose

The Seller is acquiring the Closing Plug Power Shares and the True-Up Shares for its own account and not, except pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration, with a present view toward, or for resale in connection with, the public sale or distribution thereof. The Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Closing Plug Power Shares or the True-Up Shares except in accordance with the Securities Act.

11.2                                 Information

The Seller has been afforded the opportunity to ask questions to the Parent regarding the Parent, including without limitation, all aspects of the Parent’s business, operations, financial condition, prospects, intellectual property and pending disputes. Neither such inquiries nor any other investigation conducted by or on behalf of the Seller or its representatives or counsel shall modify, amend or affect the Seller’s right to rely on the truth, accuracy and completeness of the SEC Documents and the Purchaser’s and Parent’s representations and warranties contained in the Agreement.

11.3                                 Acknowledgement of Risk

11.3.1                       The Seller acknowledges and understands that its investment in the Closing Plug Power Shares and the True-Up Shares involves a significant degree of risk, including, without limitation, (i) an investment in Parent is speculative and the Seller should consider investing in Parent and the Closing Plug Power Shares and the True-Up Shares only if the Seller can afford the loss of its entire investment; (ii) the Seller may not be able to liquidate its investment; (iii) transferability of the Closing Plug Power Shares and the True-Up Shares is extremely limited; (iv) in the event of a disposition of the Closing Plug Power Shares or the True-Up Shares, the Seller could sustain the loss of its entire investment; and (v) Parent has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. The Seller acknowledges that risk factors related to Parent and an investment in Parent are more fully set forth in the SEC Documents and that the Seller has reviewed such risk factors.

11.3.2                       The Seller is able to bear the economic risk of holding the Closing Plug Power Shares and the True-Up Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the investment in the Closing Plug Power Shares and the True-Up Shares and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Closing Plug Power Shares and the True-Up Shares.

11.4                                 Governmental Review

The Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Closing Plug Power Shares or the True-Up Shares or the fairness or suitability of the investment in the Closing Plug Power Shares or the True-Up Shares nor have such authorities passed upon or endorsed the merits of the offering of the Closing Plug Power Shares or the True-Up Shares.

11.5                                 Transfer or Resale

The Seller understands that:

(i)                                              the Closing Plug Power Shares and the True-Up Shares have not been and, except as contemplated by the Registration Rights Agreement, are not being registered under the Securities Act or any applicable state securities laws and, consequently, the Seller may have to bear the risk of owning the Closing Plug Power Shares and the True-Up Shares for an indefinite period of time because the Closing Plug Power Shares and the True-Up Shares may not be transferred unless (i) the Closing Plug Power Shares or the True-Up Shares, as applicable are sold pursuant to an effective Registration Statement under the Securities Act, (ii) the Seller has delivered to Parent an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Closing Plug Power Shares or the True-Up Shares, as applicable to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) the Closing Plug Power Shares or the True-Up Shares, as applicable are sold or transferred pursuant to Rule 144;

(ii)                                           any sale of the Closing Plug Power Shares or the True-Up Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Closing Plug Power Shares or the True-Up Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(iii)                                        except for registration pursuant to the Registration Rights Agreement referred to in Article 4.2 hereof, neither Parent nor any other Person is under any obligation to register for resale any securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

11.6                                 Legends

The Seller understands that any certificate or certificates representing the Closing Plug Power Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Closing Plug Power Shares and the True-Up Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT, THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

11.7                                 Seller Status

The Seller acknowledges that (i) it is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and (ii) is not an entity formed for the sole purpose of acquiring the Closing Plug Power Shares, and the True-Up Shares.

11.8                                 No General Solicitation or Advertising

The Seller acknowledges that it is not purchasing the Closing Plug Power Shares or the True-Up Shares as a result of any “general solicitation” or “general advertising,” as such terms are used in Regulation D under the Securities Act, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

12.                                        REPRESENTATIONS OF THE PURCHASER AND THE PARENT

Except as specifically contemplated by this Agreement or as set forth in the SEC Documents, the Purchaser and Parent hereby represent and warrant to the Seller with respect to the matters in this Article 12 relating to Purchaser, and Parent represents and warrants to the Seller with respect to the matters in this Article 12 relating to Parent, in each case as of the date hereof and as of the Completion Date, that:

12.1                                 Organization and Qualification

The Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business as currently conducted or proposed to be conducted. The Purchaser is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business as currently conducted or proposed to be conducted as disclosed in the SEC Documents. The Parent is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

12.2           Authorization; Enforcement

The Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the Transaction contemplated hereby have been duly authorized by the Purchaser’s Board of Directors and no further consent or authorization of such Board of Directors or its stockholders is required. The Parent has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Closing Plug Power Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Parent and the consummation by it of the Transaction contemplated hereby (including the issuance of the Closing Plug Power Shares) have been duly authorized by the Parent’s Board of Directors and no further consent or authorization of such Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent constitutes a legal, valid and binding obligation of the Purchaser and the Parent enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity.

12.3           Capitalization

As of July 21, 2015, the authorized capital stock of the Parent consists of (a) 450,000,000 shares of Common Stock, of which 173,467,282 shares were issued and outstanding, (b) 170,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, none of which were issued and outstanding, (c) 10.431 shares of Series C Redeemable Convertible Preferred Stock, par value $.01 per share, 5,231 of which were issued and outstanding and (c) 4,824,769 shares of undesignated preferred stock, par value $.01 per share, none of which were issued and outstanding. The number of the Parent’s authorized but unissued and unreserved shares of Common Stock is sufficient to enable the Parent to issue all of the Closing Plug Power Shares and True-Up Shares. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Options to purchase an aggregate of 8,576,278 shares of Common Stock were outstanding as of July 22, 2015 and warrants to purchase an aggregate of 4,219,442 shares of Common Stock were outstanding as of July 22, 2015. Except as set forth in the immediately preceding sentence, neither the Parent nor any of its subsidiaries has outstanding any options or warrants to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any of its securities or any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, or to issue or sell securities exercisable for, convertible into or exchangeable for, any of its securities, except for (i) issuance of Common Stock and options to the independent directors of the Parent pursuant to the Parent’s director compensation policy,  (ii) the issuance of shares of Common Stock as a matching contribution under the Parent’s 401(k) plan, and (iii) the Parent’s Series C Redeemable Convertible Preferred Stock and issuances of Common Stock in payment of dividends on the Parent’s Series C Redeemable Convertible Preferred Stock. Each of the Parent’s subsidiaries are wholly owned by the Parent. The Parent’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), as in effect on the date hereof, and the Parent’s Bylaws (the “Bylaws”) as in effect on the date hereof, are each filed as exhibits to the SEC Documents.

12.4           Issuance of Shares

The Closing Plug Power Shares and the True-Up Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free and clear of all liens, security interests, options, claims and other encumbrances, other than restrictions on transfer provided for in this Agreement or imposed by applicable securities laws, and will not be subject to preemptive rights or other similar rights of stockholders of the Parent. The Closing Plug Power Shares and the True-Up Shares will be issued in compliance with all applicable US federal and state securities laws.

12.5           No Conflicts; Government Consents and Permits.

12.5.1        The execution, delivery and performance of this Agreement by the Purchaser and the Parent and the consummation by the Purchaser and the Parent of the transactions contemplated hereby (including the issuance of the Closing Plug Power Shares and the True-Up Shares by the Parent) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or Bylaws of the Purchaser or the Parent or require the approval of the Purchaser’s or the Parent’s stockholders, (ii) with or without the passage of time or the giving of notice or both, violate or conflict with, or result in a breach of any provision of, or constitute a default under, or give rise to any right of termination or acceleration under, or constitute a change of control under, any agreement, indenture, or instrument to which the Purchaser, the Parent or any of their respective subsidiaries is a party or by which the Purchaser, the Parent or any of their respective subsidiaries is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and rules and regulations of any self-regulatory organizations to which the Parent or the Parent’s securities are subject) applicable to the Purchaser, the Parent or their respective subsidiaries or to which the Purchaser, the Parent or any of their respective subsidiaries is a party or by which the Purchaser, the Parent or any of their respective subsidiaries is bound, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or the Parent, as the case may be.

12.5.2        The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, or give any notice to, any court or governmental agency or any regulatory or self-regulatory agency in order for the Purchaser to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof. The Parent is not required to obtain any consent, authorization or order of, or make any filing or registration with, or give any notice to, any court or governmental agency or any regulatory or self-regulatory agency in order for the Parent to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Closing Plug Power Shares in accordance with the terms hereof, other than such as have been made or obtained, and except for (i) any filings required to be made under federal or state securities laws and (ii) any required filings or notifications regarding the sale, issuance or listing of additional shares with The NASDAQ Capital Market.

12.6           SEC Documents

Since January 1, 2014, the Parent has filed in a timely manner all required reports, schedules, forms, statements, and other documents with the SEC that the Parent was required to file under Section 13, 14(a), and 15(d) of the Exchange Act (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the

Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document none of the SEC Documents contains, and after giving effect to any such later filed SEC Documents none of the SEC Documents contains, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as disclosed in the SEC Documents, no event has occurred and no circumstance exists that has or could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its subsidiaries has any obligations or liabilities of any nature (whether known or unknown, and whether absolute, accrued, contingent or otherwise), except (i) as disclosed or reserved against in the SEC Documents (including in the financial statements included therein), (ii) as disclosed in Schedule 12.6, and (iii) for current liabilities incurred in the ordinary course of business since December 31, 2014.

12.7           Litigation

There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Purchaser, threatened against, relating to or involving the Purchaser or any subsidiary of the Purchaser or any properties or rights of the Purchaser or any subsidiary before any court or administrative or governmental body, domestic or foreign, which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the SEC Documents, there are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Parent, threatened against, relating to or involving the Parent or any subsidiary of the Parent or any properties or rights of the Parent or any subsidiary before any court or administrative or governmental body, domestic or foreign, which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect.

12.8           Regulatory Compliance

None of the Purchaser, the Parent nor any of their respective subsidiaries is in violation of, or in default in any respect under, the applicable statutes, rules, regulations, ordinances, orders or decrees of all courts and arbitral bodies and administrative or governmental bodies, agencies and authorities, domestic or foreign, having, asserting or claiming jurisdiction over any of them or over any part of their operations or assets, except for such violations and defaults which would not have, individually or in the aggregate, a Material Adverse Effect to the Purchaser or the Parent, as the case may be.

12.9           Intellectual Property

The Common Know-How (as such term is defined in the license agreement in the form set-out in Schedule 4.2(viii)) is co-owned by the Seller and the Company and the Parent and the Parent and the Purchaser hereby irrevocably agree not to challenge the use by the Seller or any of its Affiliates of such Common Know-How, provided that such use of Common Know-How is compliant with the provisions of the license agreement to be entered into in the form set-out in Schedule 4.2(viii).

13.             TRANSFERS — MERGERS - SUBSTITUTION

13.1           Notwithstanding any other provision of the Agreement to the contrary, the Parent may prior to Completion substitute itself or any of its Affiliate(s) to the Purchaser, provided, however, that such substitution is notified to the Seller no later than five days prior to the Completion Date. For the avoidance of doubt, any such substitution shall not release the Parent from any of its obligations hereunder and in particular its obligations to issue the Closing Plug Power Shares and all other shares to be issued hereunder.

13.2           The Agreement shall be binding on all the successors and assignees of the Parties, who shall be jointly (solidairement) bound by the Agreement.

13.3           Without prejudice to specific provisions of the Agreement in this respect, and specially Article 13.4 below, the Parties may not assign or transfer the benefit of all or any of their rights or obligations under the Agreement, or any other benefit arising under or out of the Agreement, without the prior written consent of the other Parties. In any case, the Parties shall keep their respective rights and obligations under this Agreement in the event of a merger of a Party or the sale of substantially all of its assets. As an exception to the above, at any time after the Price Adjustment, the Seller shall be entitled to assign or transfer the benefit of all of its rights and obligations hereunder to any of its Affiliates having a financial situation equivalent or stronger than its own, provided this transfer is notified to the Company, the Purchaser and the Parent reasonably in advance together with (a) written confirmation that the transferee accepts and is bound by all such rights and obligations and (b) with reasonable evidence of the financial situation of the Affiliate. The Agreement shall remain valid despite the dissolution of the Company following a merger, a winding-up or an absorption by another Person. Accordingly, the Parties will not be able to invoke such dissolution so as to be released from their obligations arising from this Agreement.

13.4           In the event of a change of control of the Seller or of any Affiliate to which its obligations under this Agreement have been transferred pursuant to Article 13.3 (defined as the fact that Air Liquide SA does no longer hold, directly or through its Affiliates, at least the majority of the share capital and voting rights in the general meeting of shareholders of the Seller or such Affiliate), the Seller or the Affiliate will give reasonable advance notice to the Purchaser of any such sale and will cause, prior to the effective date of such change of control, one of the Air Liquide Affiliates having a financial situation equivalent or stronger than the Seller’s financial situation to take over and assume or guarantee all the Seller’s outstanding obligations hereunder, subject to the same conditions than those provided in Article 13.3 for a transfer of rights and obligations of the Seller.

14.             COOPERATION - EXCLUSIVITY

14.1           Each of the Parties shall from time to time from the date hereof until the Completion Date execute such documents and perform such acts as any other Party may reasonably require to transfer the Transferred Shares to the Purchaser, issue the Closing Plug Power Shares, and more generally shall co-operate to give any Party the full benefit of the Agreement. The Purchaser shall, from time to time from the date hereof until the sale by the Seller of all of the Closing Plug Power Shares, and without additional payment by the Seller, execute such documents, perform such acts, and otherwise provide such assistance as the Seller may reasonably require to permit the Seller to sell the Closing Plug Power Shares in accordance with applicable securities laws and Nasdaq Capital Market requirements, either pursuant to the Registration Rights Agreement or otherwise.

14.2           As from the date hereof, the Seller and the Company undertake not to solicit, start, continue or participate in, directly or indirectly, any discussions with Third Parties with respect to the sale of all or part of the Company and/or its Business.

15.             CONFIDENTIALITY

Each Party agrees with the other Party that save as required by law, including but not limited to the rules and regulations of the United States Securities and Exchange Commission and/or the French AMF, and/or to the extent required by the French Ministère de l’Economie et des Finances and/or BPI, or in connection with a court or arbitral proceeding, it will at any time keep confidential and not disclose to any Third Party any information relating to the Agreement or relating to the Transaction or the Parties without the prior written consent of the other Parties, for a period of three years as from the Completion Date.

Each Party may use this Agreement in an arbitral proceeding between them only and/or with the Expert, and only to obtain the performance in case of failure from the other Party.

16.             MISCELLANEOUS

16.1                              Expenses

Save as otherwise provided in the Agreement, each Party shall bear the expenses, fees and other costs of its own advisors and representatives in the context of the negotiations, preparation and performance of the Agreement and more generally of the Transaction.

Any transfer registration or stamp taxes that may become payable as a result of the Transfer of the Shares shall be borne by the Purchaser and/or the Parent.

16.2           Amendments

No amendment or variation to this Agreement shall be valid unless it is in writing and signed by or on behalf of all Parties.

16.3           Notifications

Any notice or communication in connection with the Agreement shall be in writing and must be delivered by hand against a receipt dated and signed by the recipient, or sent by registered or certified mail, postage prepaid, return receipt requested, to the Parties to the addresses indicated in the Preamble to the Agreement, or sent by electronic mail.

A notice shall be deemed to have been received:

(i)               on the date stamped by the recipient on the receipt if it is delivered by hand, or

(ii)                            on the date of first presentation if it is sent by registered or certified mail, or

(iii)             on the date of transmission if it is sent by electronic mail.

Any notice should be sent to:

•           Purchaser and Parent:

Address: 968 Albany Shaker Road

Latham, NY 12110

United States of America

Gerry Conway - gerard_conway@plugpower.com

Any notice or other communication served on or received from either the Purchaser or the Parent will be deemed validly served on or received from both the Purchaser and the Parent, and the Company as from Completion.

•           Seller:

Address: Axane, 2 rue de Clemenciere,

38360 Sassenage, France

Jean-Francois Ducholet - jean-francois.ducholet@airliquide.com

Copy to L’Air Liquide SA, Direction des services juridiques

Address : 75, quai d’Orsay,

75007 Paris, France

Sylvain Tongas - sylvain.tongas@airliquide.com

16.4           Entire agreement

Unless otherwise expressly stated in this Agreement, the Agreement (including the Schedules) constitutes the complete and sole agreement of the Parties for the provisions which are governed by it. This Agreement also entails the cancellation of any document which may have applied between the Parties prior to the date hereof and relating to the same matter.

16.5                              Nullity of a provision

The nullity of any one of the provisions hereof, for any reason whatsoever, shall not affect the validity of the other provisions of the Agreement, the Parties undertaking in such a case to consult with each other in order to substitute the void provision with a provision of equivalent effect.

16.6                              Applicable law and jurisdiction

16.6.1        The Agreement shall be governed by French law (without regard to principles of conflicts of laws), except that the issuances of the Common Stock by the Parent required under this Agreement will be governed by the applicable laws of the United States and the State of Delaware.

16.6.2        Any dispute arising out of this Agreement except under Article 2.2.1(ii)(b) shall be settled by binding and final arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators, one arbitrator being appointed by the Seller, another by the Purchaser, the third being appointed by the ICC. The place of arbitration shall be Paris, France and the arbitral procedure shall be conducted in the English language.

Executed in Paris, on July 24, 2015, in four original copies.

[SIGNATURES ON THE LAST PAGE]

LIST OF SCHEDULES

Schedule 1	Definitions

Schedule 2.2.1(ii)(a)	Method of calculation of the Net Working Capital

Schedule 2.2.1(iii)(d)	Examples of calculation of the True-Up Amount

Schedule 4.2(iv)(a)	List of legal representatives and directors to resign

Schedule 4.2(iv)(b)	Form of resignation letter

Schedule 4.2(vi)(a)	List of the agreements to be terminated at Completion Date

Schedule 4.2(vi)(b)	Form of statement related to the agreements to be terminated at Completion Date

Schedule 4.2(vii)	Form of the Hydrogen supply Agreement

Schedule 4.2(viii)	Form of the royalty-free license of the IP related to HPS stack starting development

Schedule 4.2(x)	Form of the Registration Rights Agreement

Schedule 4.2(xii)	Form of the amendment n°1 to the licence agreement dated 29 February 2012

Schedule 4.2(xiv)	Seller’s Certificate of Reiteration

Schedule 4.3.2(ix)	Purchaser’s Certificate of Reiteration

Schedule 4.6	Form of minutes of the shareholder meeting

Schedule 5.1(ii)	Actions not to be taken as from the date of this Agreement

Schedule 6.2	List of the amounts to be repaid at or after Completion Date

Schedule 6.5.2	Hawl Subsidies

Schedule 6.5.3	Tax Credit Payment

Schedule 7	Representations and warranties of the Seller

Schedule 7.1(c)	Corporate organization

Schedule 7.6(a)	Reference Accounts

Schedule 7.6	Reference Accounts

Schedule 7.9	Compliance

Schedule 7.10	List of Contracts

Schedule 7.10(b)	Contracts — No Defaults

Schedule 7.10(d)	Contracts — No Defaults

Schedule 7.12(b)	Taxes

Schedule 7.12(g)	Taxes

Schedule 7.14	List of insurance policies

Schedule 7.16(a)	List of the Assets

Schedule 7.16(b)	Title to Assets

Schedule 7.17	List of Leased Real Property

Schedule 7.18(a)	List of Company marks and domain names

Schedule 7.21(c)	Illegal Payments

Schedule 7.22 (a)	List of Customers and Distributors

Schedule 7.22 (b)	List of Suppliers

Schedule 9.1	Form of the Guarantee Agreement

Schedule 12.6	Disclosed liabilities

SCHEDULE 1

DEFINITIONS

“2013-14 Tax Credit Payments”	Has the meaning attributed to it in Article 6.5.3.

“2015 Tax Credit Payments”	Has the meaning attributed to it in Article 6.5.3.

“Accounting Principles”

Means (i) the accounting policies, principles, practices, techniques, categorizations, evaluation rules and procedures, methods and bases adopted in the preparation of the Reference Accounts, including in respect of the exercise of management judgment in the preparation of the underlying balance sheets; and (ii) to the extent not covered by (i), the accounting rules, methods and principles generally accepted in IFRS, which were applicable as at December 31, 2014.

“Advanced Tax Payment”	Has the meaning attributed to it in Article 8.9.5.

“Affiliate”

Means, in relation to any specified Party a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Party, where the term “control” has the meaning given to it by article L.233-3 of the French Commercial Code. If the concerned Party is a natural person, Affiliates include the members of his family (spouse, parents and offspring).

“Agreement”	Has the meaning attributed to it in paragraph (G) of the Recitals.

“Air Liquide”	Means L’Air Liquide S.A., a French société anonyme having its registered office located at 75, quai d’Orsay — 75007 Paris (France), registered under number 552 096 281 RCS Paris.

“Bank”	Means BNP Paribas, located 16 boulevard des Italiens, 75009 Paris, France.

“Base Price”	Has the meaning attributed to it in Article 2.2.1.

“Business”	Means the Company’s business as defined in paragraph (A) of the Recitals, as currently conducted.

“BPI Contract”	Has the meaning attributed to it in Article 6.1.

“BPI Amounts”	Has the meaning attributed to it in Article 6.1.

“BPI”

Means BPIfrance Financement, a French société anonyme having its registered office located at 27-31 avenue du General Leclerc, 94700 Maison Alfort (France), registered under number 320 252 489 RCS Créteil.

“Business Day”	Means any day other than a Saturday, a Sunday or a day on which banks in New York City, (New York) or Paris, France are authorized or obligated by Law or executive order to close.

“Bylaws”	Has the meaning attributed to it in Article 12.3.

“Capital Increase Amount”	Has the meaning attributed to it in Article 6.1.1.

“Certificate of Incorporation”	Has the meaning attributed to it in Article 12.3.

“Claim”	Has the meaning attributed to it in Article 8.9.1.

“Closing Plug Power Shares”	Has the meaning attributed to it in Article 2.2.2(ii).

“Closing Share Price”	Has the meaning attributed to it in Article 2.2.1(iii)(a).

“Commercial Agreements”	Has the meaning attributed to it in paragraph (C) of the Recitals.

“Common Stock”	Means the common stock, par value $.01 per share, of the Purchaser.

“Company”	Has the meaning attributed to it in the Preamble to the Agreement.

“Company Benefit Plan”

Means any material plan, policy or program, other than the plans, policies and programs which are mandatory under applicable Laws, providing compensation or other benefits to any current or former director, officer, independent contractor or employee, which are maintained, sponsored or contributed to by the Company, or under which the Company has any material obligation or liability.

“Company Domain Names”	Has the meaning attributed to it in section 18(a) of Schedule 7.

“Company Intellectual Property Assets”

Means any and all of the following: (i) Company Marks, (ii) Company Domain Names and (iii) know-how, confidential technical and/or proprietary information, and knowledge, whether or not patentable and whether or not in written form owned by the Company and listed in the license agreement in the form set-out in Schedule 4.2(viii)) (collectively “Know-How”).

“Company Marks”	Has the meaning attributed to it in Section 18(a) of Schedule 7.

“Company Material Adverse Event”

Means, with respect to the Company, any type of event or act having, or which will have in the future, a material adverse effect with respect to the business, operations, assets, liabilities and results of operations of the Company, provided that, for this purpose, a “material adverse event” shall mean an event or act causing a direct loss, cost, loss of profit or damage for the Company of an amount exceeding individually or in aggregate USD 250,000.

A Company Material Adverse Event shall not arise, directly or indirectly, from (i) any event or act disclosed in the Disclosed Information, (ii) any action or omission of the Parent in the performance of and/or any beach by the Parent of the Commercial Agreements.

“Competing Activity”	Has the meaning attributed to it in Article 10.

“Completion”	Has the meaning attributed to it in Article 4.1.1.

“Completion Date”	Has the meaning attributed to it in Article 4.1.1.

“Contracts”	Means any written contracts, agreements, subcontracts, leases or purchase orders (including any amendments, addendums and other modifications thereto).

“Customers”	Has the meaning attributed to it in section 22(a) of Schedule 7.

“Disclosed Information”	Has the meaning attributed to it in Article 7.

“Distributors”	Has the meaning attributed to it in section 22(a) of Schedule 7.

“Encumbrance”

Means any lien, charge or pledge, contractual or judicial mortgage, guarantee, or any other security or similar right restricting the transferability of the relevant assets (sûretés, including without limitation gage, hypothèque, nantissement, cautionnements).

“Environmental Claim”	Has the meaning attributed to it in Article 6.6.2.

“Environmental Laws”

Means any Laws applicable in France related to pollution, the protection of the environment, or the use, storage, treatment, handling, generation, release, disposal, or transportation of Hazardous Materials.

“Excess”	Has the meaning attributed to it in Article 6.1.2(ii).

“Exchange Act”	Means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute in the United States of America.

“Final Net Working Capital”	Has the meaning attributed to it in Article 2.2.1(ii)(a).

“Fuel Cells Activity”	Has the meaning attributed to it in Article 10.

“Fuel Cell System”	Has the meaning attributed to it in Article 10.

“Guarantee Agreement”	Has the meaning attributed to it in Article 9.1.

“Guarantee Amount”	Has the meaning attributed to it in Article 9.2.

“Governmental Authority”

Means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitral body.

“H2E Program”	Means the BPIfrance (former OSEO) Horizon Hydrogène Energie (H2E) innovation program to which the Company, as well as other Affiliates the Seller participate as at the date hereof.

“Hawl Receivable”	Has the meaning attributed to it in Article 6.5.2.

“Hawl Subsidies”	Has the meaning attributed to it in Article 6.5.2.

“Hazardous Materials”

Means any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls and chlorofluorocarbons.

“ICC”	Has the meaning attributed to it in Article 16.6.

“Insurance Policies”	Has the meaning attributed to it in section 14(a) of Schedule 7.

“Laws”	Means any applicable statute, law, ordinance, rule, regulation, order, judgment or decree enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property”

Means the real property leased or subleased by the Company, together with, to the extent leased or subleased by the Company, all buildings and other structures, facilities or improvements currently located thereon.

“Loss”

Means any and all direct liabilities, costs, damages (préjudice direct), claims, payments, fines and expenses (excluding any indirect loss, damage or liabilities, loss of production and loss of anticipated or future profit and including without limitation interest, penalties and reasonable attorneys’ fees incurred in defending a Claim indemnified against hereunder) suffered by the Purchaser or the Company (excluding, for the avoidance of doubt, management time and similar costs).

“Master Shareholder Agreement”	Means the master and shareholders’ agreement dated January 24, 2012 entered into between the Seller and the Purchaser.

“Material Adverse Effect”

Means, with respect to the Seller, the Parent and/or the Purchaser, as the case may be, any type of event or act having, or which will have in the future, a material adverse effect with respect to the business, operations, assets, liabilities and results of operations or prospects of one of the Parties as the case may be.

“Material Handling Customers”	Has the meaning attributed to it in Article 10.

“Net Working Capital”	Means the net working capital of the Company as calculated in accordance with Schedule 2.2.1(ii)(a).

“Notification Share Price”	Has the meaning attributed to it in Article 2.2.1(iii)(a).

“Objection Notice”	Has the meaning attributed to it in Article 2.2.1(ii)(b).

“OEM”	Means original equipment manufacturers of the forklift truck industry.

“Other Repayments”	Has the meaning attributed to it in Article 6.2

“Other Repayment Capital Increase Amount”	Has the meaning attributed to it in Article 6.2.1.

“Partners”	Has the meaning attributed to it in section 22(a) of Schedule 7.

“Party or Parties”	Has the meaning attributed to it in the Preamble to the Agreement.

“Payment Notice”	Has the meaning attributed to it in Article 8.9.1.

“Permits”	Has the meaning attributed to it in section 15 of Schedule 7.

“Person”

Means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Points of Disagreement”	Has the meaning attributed to it in Article 2.2.1(ii)(b).

“Preamble”	Means the preamble to the Agreement.

“Price Adjustment”	Has the meaning attributed to it in Article 2.2.1

“Proceeding”

Means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any Governmental Authority.

“Products”	means product and service offerings currently or previously researched, designed, developed, offered, performed and/or otherwise made commercially available by the Company.

“Purchase Price”	Has the meaning attributed to it in Article 2.2.

“Purchaser”	Has the meaning attributed to it in Preamble to the Agreement.

“Purchaser’s Notice”	Has the meaning attributed to it in Article 2.2.1(ii)(b).

“Purchaser True-Up Amount”	Has the meaning attributed to it in Article 2.2.1(iii)(b).

“Records”	Has the meaning attributed to it in Article 6.5.5.

“Reference Accounts”	Has the meaning attributed to it in section 6(a) of Schedule 7.

“Registration Rights Agreement”	Has the meaning attributed to it in Article 4.2(x).

“Remediation Works”	Means the works, measures, steps and techniques for the purpose of limiting, removing, remedying, monitoring, cleaning-up or containing the presence of Hazardous Materials in relation to the Business.

“Reserved Matters”	Has the meaning attributed to it in paragraph (B) of the Recitals.

“SEC Documents”	Has the meaning attributed to it in Article 12.6.

“Rule 144”	Means Rule 144 promulgated under the Securities Act, or any successor rule.

“SEC”	Means the United States Securities and Exchange Commission.

“Securities”

Means, in relation to any company or Person (i) any securities issued by the Person, including, without limitation, any loan security (titres de créance) and any security that has been or may be issued by the Person that does, or may, give right, whether directly or indirectly, immediately or in the future, to a portion of the share capital, profits, liquidation profits or voting rights of the Person, (ii) any preferential subscription right or allotment rights relating to the issuance of such securities, (iii) any split in the ownership of the securities referred to above, and (iv) any other security of a similar nature to the securities referred to above issued or allocated by any Person, whether as a result of a transformation, merger, partial hive-down or similar operation by the concerned Person.

“Securities Act”	Means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Seller”	Has the meaning attributed to it in Preamble to the Agreement.

“Seller True-Up Amount”	Has the meaning attributed to it in Article 2.2.1(iii)(a).

“Share Price Deficiency”	Has the meaning attributed to it in Article 2.2.1(iii)(a).

“Shortfall”	Has the meaning attributed to it in Article 6.1.2(i).

“Stacks Activity”	Has the meaning attributed to it in Article 10.

“Suppliers”	Has the meaning attributed to it in section 22(b) of Schedule 7.

“Target Net Working Capital”	Has the meaning attributed to it in Article 2.2.1(ii)(a).

“Tax” or “Taxes”

Means all federal, state, local, foreign or other tax, including without limitation, all income, gross receipts, license, payroll, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, taxes and levies, and including any interest, penalty, or addition thereto.

“Tax Credit Payments”	Has the meaning attributed to it in Article6.5.3.

“Tax Credit Receivable”	Has the meaning attributed to it in Article 6.5.3.

“Tax Returns”

Means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Territory”	Has the meaning attributed to it in Article 10.

“Third Party”	Means any person that is not a Party to the Agreement.

“Third Party Claim”	Has the meaning attributed to it in Article 8.1.

“Transaction”	Has the meaning attributed to it in paragraph (G) of the Recitals.

“Transferred Shares”	Has the meaning attributed to it in paragraph (F) of the Recitals.

“Transition Services Agreement”	Has the meaning attributed to it in Article 6.4.1.

“True-Up Amount”	Has the meaning attributed to it in Article 2.2.1.

“Warranties”	Has the meaning attributed to it in Article 7.

SCHEDULE 2.2.1(ii)(a)

METHOD OF CALCULATION OF THE NET WORKING CAPITAL

SCHEDULE 2.2.1(iii)(d)

EXAMPLES OF CALCULATION OF THE TRUE-UP AMOUNT

SCHEDULE 4.2(iv)(a)

LIST OF LEGAL REPRESENTATIVES AND DIRECTORS TO RESIGN

SCHEDULE 4.2(iv)(b)

FORM OF THE RESIGNATION LETTER

SCHEDULE 4.2(vi)(a)

LIST OF THE AGREEMENTS TO BE TERMINATED AT COMPLETION DATE

SCHEDULE 4.2(vi)(b)

FORM OF STATEMENT RELATED TO THE AGREEMENTS TO BE TERMINATED AT COMPLETION DATE

SCHEDULE 4.2(vii)

FORM OF THE HYDROGEN SUPPLY AGREEMENT

SCHEDULE 4.2(viii)

FORM OF THE ROYALTY-FREE LICENSE OF THE IP RELATED TO HPS STACK STARTING DEVELOPMENT

SCHEDULE 4.2(x)

FORM OF THE REGISTRATION RIGHTS AGREEMENT

SCHEDULE 4.2(xii)

FORM OF THE AMENDMENT N°1 TO THE LICENCE AGREEMENT DATED 29 FEBRUARY 2012

SCHEDULE 4.2(xiv)

SELLER’S CERTIFICATE OF REITERATION

SCHEDULE 4.3.2(ix)

PURCHASER’S CERTIFICATE OF REITERATION

SCHEDULE 4.6

FORM OF MINUTES OF THE SHAREHOLDER MEETING

SCHEDULE 5.1(ii)

ACTIONS NOT TO BE TAKEN AS FROM THE DATE OF SIGNATURE OF THIS AGREEMENT

Except as otherwise provided in this Agreement:

(i)               make any distribution or payment for the benefit of all or part of the shareholders, whether in cash or in another form (including, but not limited to, any dividend in cash or in kind, any interim dividend, any distribution of reserves, any allocation of free shares, any capital reduction);

(ii)              enter into, amend or terminate any agreement between the Company and the Seller or its Affiliates;

(iii)             waive in all or in part or delay the payment to any receivable owed by all or part of the Seller or its Affiliates to the Company;

(iv)             make (in any form whatsoever) any payment of any commission, fee for any advice received (including legal, accounting or financial) or any other cost for the benefit of or on behalf of all or part of the Seller or its Affiliates in connection with the Transaction;

(v)              merge or consolidate with any other legal Person, make any contribution to any Person, enter into any recapitalisation, reorganisation, corporate restructuring, liquidation or dissolution;

(vi)             make any amendments to its by-laws except those made necessary by the completion of the Transaction or required by Law;

(vii)            create or guarantee financial indebtedness (including any loan granted to employees or shareholders), or repay or redeem in advance any indebtedness or enter into any agreement having such effect;

(viii)           create any loan or advance to any person;

(ix)             enter into any agreement binding the Company for more than a year or acquire any capital equipment of a value exceeding € 10,000;

(x)              enter into any agreements or change any terms of existing agreements with any Customer, OEMs or key Suppliers;

(xi)             hire, appoint, revoke, dismiss or terminate any employee or executive or otherwise change any terms or conditions of employment for any employee;

(xii)            make any change to its accounting procedures, rules or practices;

(xiii)           grant any unusual rebate, discount any trade receivables against rebates for early payment, stop paying creditors or accelerate the receipt of trades receivable outside the ordinary course of business, or substantially modify payment or collection terms;

(xiv)           initiate, discontinue or settle any Proceeding;

(xv)            materially and adversely modify or terminate any Contract of a type required to be listed on Schedule 7.10, except in the ordinary course of business or substantially in accordance with past practice;

(xvi)           sell, assign, transfer, convey, lease or otherwise disposed of any material assets or properties, or create any Encumbrance on any material asset or property or any Intellectual Property Assets each of a value exceeding € 10,000;

(xvii)          make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax reassessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax reassessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of the Company for any period ending after the Completion or decreasing any Tax attribute of the Company existing on the Completion Date;

(xviii)         issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of class of the Company, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business substantially in accordance with past practice or (ii) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company outstanding on the date hereof;

(xix)           make any capital expenditures that aggregate in excess more than € 10,000;

(xx)            initiate any material litigation and/or settle any dispute; and

(xxi)           commit in writing to take any of the actions set forth in the foregoing.

SCHEDULE 6.2

LIST OF THE AMOUNTS TO BE REPAID AT OR AFTER COMPLETION DATE

SCHEDULE 6.5.2

HAWL SUBSIDIES

SCHEDULE 6.5.3

TAX CREDIT PAYMENT

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES

1.             Corporate Organization of the Company

(a)           The Company has been duly incorporated and is validly existing as a corporation in good standing under the applicable Laws and has the corporate power and authority to own or lease its properties and to conduct its Business and affairs as it is now being conducted.

(b)           The minute books (containing the records of meetings of the stockholders, as well as the decisions taken by the president of the Company and the board of directors), the share transfer register and shareholders’ accounts are held in compliance in all material respects with applicable Laws.

(c)           Except as set forth in Schedule 7.1(c), the Company does not carry out any part of its business in a country outside of the European Union.

2.             Subsidiaries

The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in any Person.

3.             Due Authorization

The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby have been duly and validly authorized and approved by the competent corporate bodies of the Seller, and no other corporate proceeding or action on the part of the Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.             No Conflict

Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Article 3.1, the execution and delivery of this Agreement by the Seller and the consummation of the Transaction contemplated hereby do not and will not violate any provision of, or result in the breach of, any applicable Law or any organizational documents of the Seller or of the Company, or result in a material breach of any agreement to which the Seller is a party or by which the Seller may be bound, or terminate or result in the termination of any such agreement.

5.             Capitalization of the Company

(a)           The share capital of the Company as set forth in the articles of association, and which has not been amended as of the date of this Agreement, consists of 1,000,000 ordinary shares with a par value of 10 euros each.

(b)           The share capital increases to be completed on or prior the Completion Date pursuant to Articles 6.1, 6.2, 6.5 will be validly completed and the shares issued pursuant to such increases will be validly issued, outstanding and fully paid-up.

(c)           The Company has no outstanding options, warrants, subscriptions, rights (including any preemptive rights) or other securities convertible into or exchangeable or exercisable for shares, or any other commitments or agreements providing for the issuance of additional shares, or for the repurchase or redemption of shares, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of the capital stock of, or other equity or voting interest in, the Company.

(d)           There are no outstanding profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound.

(e)           The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote or authorize any corporate matter (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote with the stockholders of the Company on any corporate matter).

(f)           There are no contracts to which the Company is a party or by which it is bound to vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.  There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party.

6.             Reference Accounts

With consideration to what is set forth in Schedule 7.6(a):

(a)           Attached as Schedule 7.6(b) hereto are the annual accounts of the Company as at 31 December 2014 (the “Reference Accounts”).

(b)           The Reference Accounts show a true and fair view, in all material respects of the financial position and results of operations of the Company as of the date and for the period indicated in such Reference Accounts.

(c)           The Reference Accounts (a) are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and (b) has been prepared in accordance with the applicable Accounting Principles.

(d)           The Reference Accounts have been certified by the statutory auditors without any exception or reserve.

(e)           The accounting documents and archives of the Company are in all material respects easily available to the Company.

7.             Liabilities

Except as revealed in this Agreement, as of the date of this Agreement, there is no liability of any nature against the Company, except for liabilities (a) reflected or reserved for on the Reference Accounts in amounts not to exceed the amounts reflected or reserved therein, (b) that have arisen since the date of the

Reference Accounts in the ordinary course of the operation of Business of the Company (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) or (c) incurred in connection with and as a result of the transactions contemplated by this Agreement.

8.             Proceedings

(a)           No Proceedings are pending or, to the knowledge of the Seller, threatened in writing (a) against the Company, or (b) against any officer or director of the Company in their respective capacities in such positions.

(b)           The Company is not a party to nor has been notified of any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority which would reasonably be expected to (x) prevent or delay the consummation of the Transaction contemplated hereby or (y) any other judgment, injunction, ruling, decision, administrative inquiry or formal complaint of any Governmental Authority which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

9.             Legal Compliance

Except as set forth in Schedule 7.9:

(a)           The Company is in compliance with applicable Laws in all material respects.

(b)           The Company has not received any written notice of any violation of, or failure to comply with any existing applicable Law of from any Governmental Authority having jurisdiction over the Company or any of its assets.

10.          Contracts; No Defaults

(a)           Schedule 7.10 contains a listing of all material Contracts described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company is a party and which relate to the Business or are used in the operation of the Business. Copies of the Contracts listed on Schedule 7.10 have been delivered to or made available to Purchaser.

(i)            Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company of more than €25,000 in any year;

(ii)           Each guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

(iii)          Each Contract for the acquisition of any Person or any Business unit thereof or the disposition of any material assets of the Company, in each case, involving payments in excess of € 25,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining;

(iv)          Each joint venture Contract and each partnership agreement or limited liability company agreement to which the Company, on the one hand, and any third party, on the other hand, are parties;

(v)           Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of €10,000 in any calendar year;

(vi)          Each Contract that contains a covenant not to compete, or other similar covenant restricting the development, manufacture, marketing or distribution of Products;

(vii)         Each Contract that imposes any confidentiality obligation on the Company, except for those entered into in the ordinary course of Business or in connection with the sale process of the Company;

(viii)        Each Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(ix)          Each Contract pursuant to which the Company has granted any exclusive marketing, sales, use or distribution rights to any third party;

(x)           Each Contract with an officer of the Company regarding the terms and conditions of such officer’s mandate.

(b)           Except as set forth in Schedule 7.10(b), (i) each of the Contracts listed pursuant to section (a) is in full force and effect, (ii) represents a legal, valid and binding right and obligation of the Company, (iii) is enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)           The Company has not received any written notice or threat to terminate any Contract listed on Schedule 7.10.

(d)           Except as set forth in Schedule 7.10(d), (A) neither the Company nor, to the knowledge of the Seller, any other party thereto is in material breach of or material default under any such Contract, and (B) the Company has not received any written claim or notice of material breach of or material default under any such Contract and (C), to the knowledge of the Seller, no event has occurred which would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

(e)           None of the Contracts require that any consent be obtained or notice be provided as a result of the transactions contemplated hereby.

11.          Employment matters

(a)           The Company has not, and has never had, any employees, and no amount is due by the Company in relation to any employment matters.

(b)           The Company is not, nor has it ever been, a party to, or bound by, any Company Benefit Plan with respect to any employees and no Company Benefit Plan is being negotiated by the Company.

(c)           The Company does not and will not owe to any of its officers or former officers any amount in relation to its mandate as an officer of the Company, including any benefit, compensation for termination or non-compete, nor any Tax related thereto.

12.          Taxes

(a)           All Tax Returns required to be filed by or with respect to the Company have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete.

(b)           Except as set forth in Schedule 7.12(b), the Company has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in section (a) above.

(c)           The Company is not the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes (other than not yet due or payable) upon any of the assets of the Company.

(d)           All amounts of Tax required to be withheld by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld and paid over to the appropriate Tax authority and all forms required with respect thereto have been properly completed and timely filed.

(e)           No deficiency for any amount of Tax has been asserted, assessed, proposed or threatened by any Governmental Authority against the Company, except for deficiencies which have been satisfied by payment, settled or been withdrawn. No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company.

(f)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)           Except as set forth in Schedule 7.12(g), the Company (i) is not a party to or bound by any Tax indemnification, allocation or sharing agreements (or similar agreements) under which the Company could be liable for the Tax liability of an entity that is not the Company, (ii) has not been a member of an affiliated group filing a consolidated income Tax Return, and (iii) does not have any liability for the Taxes of any Person under any applicable Laws, as a transferee or successor, by contract, or otherwise.

(h)           No Tax authority in any jurisdiction in which the Company does not file Tax Returns has asserted that the Company is or may be subject to Tax in that jurisdiction.

13.          Brokers’ Fees

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller or the Company.

14.          Insurance

(a)           Schedule 7.14 contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (the “Insurance Policies”) including any self-insurance or co-insurance programs.

(b)           Each Insurance Policy is in full force and effect and there are currently no claims pending against the Company under any Insurance Policy currently in effect and covering the property, or Business of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date.

15.          Licenses, Permits and Authorizations

The Company has obtained all of the material licenses, approvals, consents, registrations, privileges and permits (collectively “Permits”) necessary under applicable Laws to permit the Company to own, operate, use and maintain its assets in any material respect, in the manner in which they are now operated and maintained and to conduct the Business of the Company as currently conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination or requires the approval or consent of, or notice to, any Governmental Authority as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

16.          Title to Assets

(a)           Schedule 7.16(a) lists all the assets and other tangible and intangible property used or held for use in the operation of the Business or as otherwise reflected on the books of the Company as owned by the Company (the “Assets”).

(b)           Except as set forth in Schedule 7.16(b), the Company has good and valid title to all Assets, and such Assets are free and clear of all Encumbrances. Such Assets are in working order, reasonable wear and tear excepted.

17.          Real Property

(a)           The Company does not own any real property.

(b)           Schedule 7.17 lists, as of the date of this Agreement, all Leased Real Property. The Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the Business as currently conducted. The Company has delivered to Purchaser copies of each of the Leases.

18.          Intellectual Property

(a)           Schedule 7.18(a) contains a complete and accurate list of all trademarks (“Company Marks”) and domain names (“Company Domain Names”) owned by the Company.

(a)           The Company Marks and the Company Domain Names are registered.

(b)           None of Company Marks is subject to any proceedings or actions to which the Company is a party before any Governmental Authority, relating to the validity, enforceability, scope, ownership or infringement of any of the Company Marks.

(c)            To the best of the knowledge of Seller, there are no claims or threats of claims, settlements, covenants not to sue, consents or judgments that restrict the Company’s rights to use any Company Intellectual Property Asset(s).

(d)           All Seller’s seconded employees to the Company have executed written instruments with the Seller that stipulate (i) confidentiality obligations in relation to the activities of the Company and (ii) the assignment of any invention generated during the secondment period to the Company.

(e)               Except for the Warranties set forth herein, and for the avoidance of doubt, the Seller makes no other Warranties and disclaims all implied Warranties relating to the Company Intellectual Property Assets, including any warranty of validity or non infringement.

(f)               Furthermore the Seller and its Affiliates shall have no liability towards the Parent and its Affiliates for any act or omissions in connection with the filing and prosecution of Company Marks and Company Domain Names. The Common Know-How (as such term is defined in the license agreement in the form set-out in Schedule 4.2(viii)) is co-owned by the Seller and the Company and the Parent and the Seller agrees not to challenge the Parent, the Purchaser or the Company for the use of such Common Know-How, provided that such use of Common Know-How is compliant with the provisions of the license agreement to be entered into in the form set-out in Schedule 4.2(viii).

19.          Absence of Changes

(a)           From January 1st, 2015 to the date of this Agreement, there has not been any Company Material Adverse Event affecting the Company.

(b)           From the date of the Reference Balance Sheet through the date of this Agreement, the Company has, in all material respects, conducted its Business and operated its properties in the ordinary course of business consistent with past practice.

20.          Affiliate Transactions

(a)           The Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any officer, director of the Company, or any Affiliate of any of the foregoing.

(b)           The Company is not a party to any agreement with, or involving the making of any payment or transfer of assets to, any officer, director, or employee of the Seller, or any Affiliate of any of the foregoing.

21.          Illegal Payments

(a)           The Company has never offered, made or received any payment or contribution of any kind, directly or indirectly, to/from any Person, or French, United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons including, without limitation, any (i) bribes, kickbacks or other similar payments, whether lawful or unlawful, (ii) unlawful contributions to a French, United States or foreign political party or candidate or (iii) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.).

(b)           The Company has never violated or is not in violation of (y) any of the principles set out in the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions as well as (z) any provisions of any applicable Laws on such subject matter.

(c)           Except as set forth in Schedule 7.21(c), the internal accounting controls of the Company are adequate to provide reasonable assurance that instances of any of the foregoing are detected in a timely manner.

22.          Customers and Suppliers

(a)           Schedule 7.22(a) sets forth the name of each customer and distributor of the Business (the “Customers” and “Distributors”, respectively). No Customer or Distributor of the Business has cancelled or otherwise terminated in writing its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Business.

(b)           Schedule 7.22(b) lists the name and address of each vendor, supplier and service provider of the Company (collectively, “Suppliers”) from whom the business purchased greater than €20,000 in goods and/or services over the course of the twelve months ending on the date hereof. The Company has not received any written notice from any such Supplier to the effect that any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

SCHEDULE 7.1(c)

CORPORATE ORGANIZATION

SCHEDULE 7.6(a)

REFERENCE ACCOUNTS

SCHEDULE 7.6(b)

REFERENCE ACCOUNTS

SCHEDULE 7.10

LIST OF CONTRACTS

SCHEDULE 7.10(b)

CONTRACTS — NO DEFAULTS

SCHEDULE 7.10(d)

CONTRACTS — NO DEFAULTS

SCHEDULE 7.12(b)

TAXES

SCHEDULE 7.12(g)

TAXES

SCHEDULE 7.14

LIST OF INSURANCE POLICIES

SCHEDULE 7.16(a)

LIST OF THE ASSETS

SCHEDULE 7.16(b)

TITLE TO ASSETS

SCHEDULE 7.17

LIST OF LEASED REAL PROPERTY

SCHEDULE 7.18

LIST OF COMPANY MARKS AND DOMAIN NAMES

SCHEDULE 7.21(c)

ILLEGAL PAYMENTS

SCHEDULE 7.22(a)

LIST OF CUSTOMERS AND CUSTOMERS AND DISTRIBUTORS

SCHEDULE 7.22(b)

LIST OF SUPPLIERS

SCHEDULE 9.1

FORM OF THE GUARANTEE AGREEMENT

SCHEDULE 12.6

DISCLOSED LIABILITIES

SIGNATURES

AXANE SA

By: Mr. Jean-François Ducholet	/s/Jean-François Ducholet

HYPULSION U.S. HOLDING, Inc.

By: Mr. Andrew Marsh	/s/Andrew Marsh

PLUG POWER, Inc.

By: Mr. Andrew Marsh	/s/Andrew Marsh

HYPULSION SAS

By: Mr. Luc Vandewalle	/s/Luc Vandewalle